Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

GKN PLC,

DANA INCORPORATED

and

THE OTHER PERSONS TO BECOME PARTIES HERETO

PURSUANT TO SECTION 8.13

dated as of

March 9, 2018

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of March 9, 2018, is entered into by and among GKN plc, a public limited company incorporated under the laws of England and Wales (“GKN”), Dana Incorporated, a Delaware corporation (“Dana”), upon accession hereto in accordance with Section 8.13, a public limited company incorporated under the laws of England and Wales (“SpinCo”), and upon accession hereto in accordance with Section 8.13, a Delaware corporation and a direct or indirect wholly owned Subsidiary of SpinCo (“Merger Sub”). Capitalized terms used herein have the meanings ascribed to them in Article I.

WHEREAS, in connection with the transactions contemplated by this Agreement, GKN and Dana are entering into, contemporaneously herewith, the Separation Agreement;

WHEREAS, GKN will form SpinCo and SpinCo will cause Merger Sub to be formed, and the Parties will cause each of SpinCo and Merger Sub to accede to this Agreement and the Separation Agreement pursuant to Section 8.13;

WHEREAS, prior to the Merger and subject to the terms and conditions set forth in the Separation Agreement and this Agreement, GKN will effect a Pre-Completion Reorganisation in accordance with the Separation Agreement, following which SpinCo will acquire the Driveline Business pursuant to the Share Purchase and GKN will effect the Distribution pursuant to the Special Dividend;

WHEREAS, immediately following the Pre-Completion Reorganisation and the Distribution, upon the terms and subject to the conditions set forth herein, the Parties will effect the merger of Merger Sub with and into Dana, with Dana continuing as the surviving corporation;

WHEREAS, the board of directors of GKN (the “GKN Board”) has (a) determined that the Merger and the other Transactions are advisable and in the best interests of GKN and the GKN Shareholders, (b) approved and duly and validly authorized the execution and delivery by or on behalf of GKN of this Agreement and the Separation Agreement, (c) directed that the Special Dividend and the Transactions be submitted for consideration at a meeting of the GKN Shareholders, and (d) confirmed that it is its current intention to recommend that the GKN Shareholders vote in favor of the approval of the Special Dividend and the Transactions (the “GKN Board Recommendation”) and to include such recommendation in the Circular;

WHEREAS, the board of directors of Dana (the “Dana Board”) has (a) determined and declared that it is in the best interests of Dana and the Dana Shareholders that Dana enter into this Agreement and the Separation Agreement and consummate the Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement and the Separation Agreement, (b) approved and declared the advisability of this Agreement, the Separation Agreement, the Merger and the other Transactions and authorized the execution and delivery by Dana of this Agreement and the Separation Agreement and the consummation of the Transactions, (c) declared that the terms of the Merger are fair to Dana and the Dana Shareholders, (d) directed that this Agreement be submitted to the Dana Shareholders for adoption, and (e) resolved to recommend that the Dana Shareholders vote in favor of the adoption of this Agreement (the “Dana Board Recommendation”) and to include such recommendation in the Proxy Statement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Certain Definitions. For the purposes of this Agreement, the term:

“Adverse Recommendation Change” means: (a) with respect to Dana, any action by the Dana Board that would change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in each case in a manner adverse to GKN, the Dana Board Recommendation; and (b) with respect to GKN, any action by the GKN Board that would change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in each case in a manner adverse to Dana, the GKN Board Recommendation.

“Affiliate” means, as to any Person, (a) any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person, and (b) any other Person who is a director, manager, officer, partner or principal of such Person or of any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by ownership of voting equity, by contract or otherwise.

“Alternative Transaction” means any single transaction or series of related transactions, which: (a) in the case of GKN, results in (i) the acquisition, directly or indirectly, of assets of GKN representing 50% or more of the Driveline Business’ consolidated assets or to which 50% or more of the Driveline Business’ revenues or earnings on a consolidated basis are attributable other than pursuant to or as contemplated by the Separation Agreement or (ii) the acquisition, directly or indirectly, of 50% or more of the GKN Ordinary Shares, whether by tender offer, exchange offer, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction (other than, in the case of each of clauses (i) and (ii), (A) the acquisition of GKN Ordinary Shares pursuant to the Melrose Offer or a Permitted GKN Transaction or (B) the Transactions) (a “GKN Alternative Transaction”); or (b) in the case of Dana, results in (i) the acquisition of assets, directly or indirectly, of Dana and its Subsidiaries representing 50% or more of Dana’s consolidated assets or to which 50% or more of Dana’s revenues or earnings on a consolidated basis are attributable or (ii) the acquisition, directly or indirectly, of 50% or more of the outstanding Dana Common Stock, whether by tender offer, exchange offer, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Dana (other than, in the case of each of clauses (i) and (ii), the Transactions) (a “Dana Alternative Transaction”).

“Benefit Plan” means (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and (b) any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, profits interest unit, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, savings or other compensation or employee benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA; provided that the term “Benefit Plan” shall exclude any “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”).

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in London, England or New York, New York are authorized by law or executive order to be closed.

“Cash Consideration” shall have the meaning set forth in the Separation Agreement.

“Circular” means a circular to be published and sent to the GKN Shareholders prepared under the Listing Rules convening the GKN Shareholder Meeting (together with any exhibit, schedule, annex, supplement or amendment thereto or any document incorporated by reference therein).

“Code” means the U.S. Internal Revenue Code of 1986.

“Companies House” means the Registrar of Companies in England and Wales.

“Compliant” means, with respect to the Required Information, that (a) such Required Information does not contain any untrue statement of a material fact regarding the Driveline Business, or omit to state any material fact regarding the Driveline Business necessary in order to make such Required Information not misleading under the circumstances; (b) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 that are applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities and, for the avoidance of doubt, provisions to the extent solely applicable to any Excluded Information); and (c) the financial statements and other financial information included in such Required Information would not be deemed stale under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit Dana’s independent public accountants to issue comfort letters to the Financing Sources to the extent required as part of the Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period.

“Confidentiality Agreement” means the Confidentiality Agreement, dated February 9, 2018, between Dana and GKN.

“Continuing Driveline Secondees” shall have the meaning set forth in the Separation Agreement.

“Continuing Non-Driveline Secondees” shall have the meaning set forth in the Separation Agreement.

“Contract” means any legally binding contract, agreement, understanding, arrangement, subcontract, loan or credit agreement, note, bond, indenture, mortgage, purchase order, insurance policy, deed of trust, lease, sublease, instrument, binding commitment, obligation or other undertaking.

“Dana Alternative Transaction” has the meaning set forth in the definition of “Alternative Transaction”.

“Dana Benefit Plan” means all Benefit Plans (a) under which any current or former director, officer, employee or consultant of Dana or any of its Subsidiaries has any right to benefits and (b) which are maintained, sponsored or contributed to by Dana or any of its Subsidiaries or to which Dana or any of its Subsidiaries makes or is required to make contributions with respect to such trustees, officers, employees or consultants or otherwise has any material liability.

“Dana Bylaws” means the Bylaws of Dana.

“Dana Certificate of Incorporation” means the certificate of incorporation of Dana.

“Dana Dataroom” means the virtual data room hosted by Intralinks made available by Dana to GKN for the purposes of GKN’s due diligence process with respect to the sale of the Driveline Business and provided by Dana to GKN on one or more electronic storage devices as soon as reasonably practicable after the date of this Agreement and in any event no later than three Business Days after the date of this Agreement.

“Dana Equity Awards” means Dana SARs, Dana Options, Dana RSUs and Dana PSUs.

“Dana Equity Plans” means (a) the Dana Holding Corporation 2008 Omnibus Incentive Plan, (b) the Dana Holding Corporation 2012 Omnibus Incentive Plan, and (c) the Dana Incorporated 2017 Omnibus Incentive Plan.

“Dana Financial Advisor” means Credit Suisse Securities (USA) LLC.

“Dana Governing Documents” means the Dana Bylaws and the Dana Certificate of Incorporation.

“Dana IP” means the Owned Dana IP and Licensed Dana IP.

“Dana Joint Ventures” means the entities set forth in Section 1.1(a) of the Dana Disclosure Letter.

“Dana Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, liabilities, condition (financial or otherwise), business or results of operations of Dana and its Subsidiaries, taken as a whole; provided, however, that no Effect resulting or arising from the following shall be deemed to constitute a Dana Material Adverse Effect or shall be taken into account when determining whether a Dana Material Adverse Effect has occurred or would reasonably be expected to occur: (a) conditions (or changes therein) in any industry or industries in which Dana operates, (b) general economic, political and/or regulatory conditions (or changes therein), including (i) any changes affecting financial, credit or capital market conditions or (ii) changes in interest or exchange rates, (c) any change in GAAP or the interpretation thereof, (d) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation or other change in any applicable Law, (e) any changes in the price or trading volume of the Dana Common Stock (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Dana Material Adverse Effect” may be taken into account), (f) any failure by Dana to meet any internal or published projections, estimates or expectations of its revenue, earnings or other financial performance or results of operations for any period (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Dana Material Adverse Effect” may be taken into account), (g) acts of terrorism or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, earthquakes, tornados, hurricanes or other weather conditions or natural calamities, or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (h) any reduction in the credit rating of Dana or its Subsidiaries (it being understood that the Effects giving rise or contributing to such reduction or any consequences resulting from such reduction that are not otherwise excluded from the definition of a “Dana Material Adverse Effect” may be taken into account), (i) any action taken by Dana that is required by the Transaction Documents or taken at the express written request of GKN , (j) the identity of GKN or the announcement or pendency of the Transactions, including the impact thereof on the relationships of Dana or any of its Subsidiaries with employees, customers, suppliers, other business partners, financing sources or Governmental Entities, (k) any actual or potential break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or counties from, or suspension or termination of its or their membership in, any such political or economic union, (l) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Entity; provided that if any Effect described in clauses (a), (b), (c), (d), (g), (k) or (l) has had a materially disproportionate adverse impact on Dana relative to other companies operating in the industry or industries in which Dana operates, then the incremental impact of such Effect shall be taken into account for the purpose of determining whether a Dana Material Adverse Effect has occurred; provided, however, that notwithstanding the foregoing or anything to the contrary in this Agreement, no Specified Legal Change (or the incremental impact thereof) may be deemed to constitute a Dana Material Adverse Effect or be taken into account when determining whether a Dana Material Adverse Effect has occurred.

“Dana Option” means any option to acquire Dana Common Stock.

“Dana Properties” means any real property owned, leased, subleased or otherwise occupied by Dana or any of its Subsidiaries.

“Dana PSU” means a performance stock unit with respect to Dana Common Stock that vests in whole or in part on the basis of achievement of applicable performance goals.

“Dana Real Property Leases” means any leases, subleases and other agreements under which Dana or any of its Subsidiaries leases, subleases, licenses, uses or occupies any real property, including all amendments, modifications, extensions, assignments and guaranties relating thereto.

“Dana RSU” means a restricted stock unit with respect to Dana Common Stock that vests solely on the basis of time.

“Dana SAR” means a stock appreciation right with respect to Dana Common Stock.

“Dana Shareholder Approval” means the affirmative approval by holders of a majority of the issued and outstanding shares of Dana Common Stock to adopt this Agreement.

“Dana Shareholder Meeting” means the meeting of the holders of Dana Common Stock for the purpose of seeking the Dana Shareholder Approval, including any postponement or adjournment thereof.

“Dana Shareholders” means the holders of shares of Dana Common Stock.

“Dana Subsidiary” means each Subsidiary of Dana.

“DGCL” means the Delaware General Corporation Law.

“Disclosure and Transparency Rules” means the disclosure and transparency rules made by the FCA under Part VI of FSMA.

“Distribution” shall have the meaning set forth in the Separation Agreement.

“Driveline Assets” means the assets comprising the Driveline Business (other than, for the avoidance of doubt, any Excluded Assets).

“Driveline Benefit Plans” means all Benefit Plans (a) under which any current or former director, officer, employee or consultant of GKN or any of its Subsidiaries providing services primarily to the Driveline Business has any right to benefits and (b) which are maintained, sponsored or contributed to by GKN or any of its Subsidiaries for the benefit of Driveline Employees or to which GKN or any of its Subsidiaries makes or is required to make contributions with respect to such directors, officers, employees or consultants providing services primarily to the Driveline Business or under which any Driveline Subsidiary has any material liability.

“Driveline Business” means the “Gold Driveline Business” as defined in the Separation Agreement.

“Driveline Employees” means the officers, employees or individual contractors engaged by GKN or any of its Affiliates as of the date hereof (a) who provide services primarily to the Driveline Business and (b) whose service relationship continues with SpinCo and its Subsidiaries immediately following the consummation of the Transactions, other than any Continuing Driveline Secondees but including any Continuing Non-Driveline Secondees.

“Driveline Financial Statements” means the document set out in folder 2.1 of the GKN Dataroom.

“Driveline IP” means the Owned Driveline IP and Licensed Driveline IP.

“Driveline Joint Ventures” means the entities set forth in Section 1.1(a) of the GKN Disclosure Letter.

“Driveline Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, liabilities, condition (financial or otherwise), business or results of operations of the Driveline Business, taken as a whole; provided, however, that no Effect resulting or arising from the following shall be deemed to constitute a Driveline Material Adverse Effect or shall be taken into account when determining whether a Driveline Material Adverse Effect has occurred or would reasonably be expected to occur: (a) conditions (or changes therein) in any industry or industries in which the Driveline Business operates, (b) general economic, political and/or regulatory conditions (or changes therein), including (i) any changes affecting financial, credit or capital market conditions or (ii) changes in interest or exchange rates, (c) any change in IFRS or the interpretation thereof, (d) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation or other change in any applicable Law, (e) any changes in the price or trading volume of the GKN Ordinary Shares (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Driveline Material Adverse Effect” may be taken into account), (f) any failure by GKN or the Driveline Business to meet any internal or published projections, estimates or expectations of revenue, earnings or other financial performance or results of operations for any period (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Driveline Material Adverse Effect” may be taken into account), (g) acts of terrorism or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, earthquakes, tornados, hurricanes or other weather conditions or natural calamities, or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (h) any reduction in the credit rating of GKN or its Subsidiaries (it being understood that the Effects giving rise or contributing to such reduction or any consequences resulting from such reduction that are not otherwise excluded from the definition of a “Driveline Material Adverse Effect” may be taken into account), (i) any action taken by GKN or any of its Subsidiaries that is required by the Transaction Documents or taken at the express written request of Dana , (j) the identity of Dana or the announcement or pendency of the Transactions, including the impact thereof on the relationships of GKN or any Driveline Subsidiary with employees, customers, suppliers, other business partners, financing sources or Governmental Entities, (k) any actual or potential break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or counties from, or suspension or termination of its or their membership in, any such political or economic union, (l) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Entity, provided that if any Effect described in clauses (a), (b), (c), (d), (g), (k) or (l) has had a materially disproportionate adverse impact on the Driveline Business relative to other companies operating in the industry or industries in which the Driveline Business operates, then the incremental impact of such Effect shall be taken into account for the purpose of determining whether a Driveline Material Adverse Effect has occurred; provided, however, that notwithstanding the foregoing or anything to the contrary in this Agreement, no Specified Legal Change (or the incremental impact thereof) may be deemed to constitute a Driveline Material Adverse Effect or be taken into account when determining whether a Driveline Material Adverse Effect has occurred.

“Driveline Properties” means any real property owned, leased, subleased or otherwise occupied by the Driveline Subsidiaries.

“Driveline Real Property Leases” means any leases, subleases and other agreements under which any of the Driveline Subsidiaries leases, subleases, licenses, uses or occupies any real property, including all amendments, modifications, extensions, assignments and guaranties relating thereto.

“Driveline Subsidiaries” means the “GKN Driveline Group” as defined in the Separation Agreement.

“Effect” means any effect, change, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Laws” means any Laws which: (a) regulate or relate to (i) pollution or the protection or clean-up of the environment, (ii) the use, treatment, storage, transportation, handling, disposal or release of, or exposure to, Hazardous Substances, (iii) the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or (iv) the protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including the U.S. Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Environmental Permits” means any Permit required under applicable Environmental Laws.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exchange Ratio” means one share of Dana Common Stock in exchange for one SpinCo Ordinary Share, subject to adjustment as set forth herein.

“Excluded Assets” shall have the meaning set forth in the Separation Agreement.

“Expenses” means any documented and reasonable out-of-pocket fees, costs and expenses (including fees, costs and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by a Party or its Affiliates or on its or their behalf in connection with or related to (a) the authorization, preparation, negotiation, execution and performance of the Transaction Documents, (b) the preparation, printing, filing and mailing of the U.S. Registration Statement, the Proxy Statement and the Circular, (c) the solicitation of shareholders and shareholder approvals in connection with the Transactions, (d) any filings with the SEC and the U.K. Listing Authority in connection herewith, (e) the filing of any required notices under any Antitrust Laws and (f) any other matters related to the consummation of the Transactions.

“Fairly Disclosed” means, in respect of any fact, matter, event or circumstance, disclosed with sufficient detail to enable a reasonable Person to make a reasonably informed assessment of the nature and scope of the fact, matter, event or circumstance being disclosed.

“FCA” means the U.K. Financial Conduct Authority.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“Financing Sources” means the Persons that have committed to provide the debt financing contemplated by, or have otherwise entered into agreements to provide, underwrite, place or arrange such debt financing or alternative debt financings in connection with the Transactions, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, current or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners involved in the Financing and their successors and assigns.

“FSMA” means the U.K. Financial Services and Markets Act 2000.

“GAAP” means generally accepted accounting principles in the United States.

“GKN Alternative Transaction” has the meaning set forth in the definition of “Alternative Transaction”.

“GKN Articles” means the articles of association of GKN.

“GKN Dataroom” shall have the meaning assigned to the term “Gold Data Room” in the Separation Agreement.

“GKN Equity Awards” means all outstanding awards of equity-based compensation over GKN Ordinary Shares.

“GKN Ordinary Shares” means the ordinary shares of £0.10 each in the capital of GKN.

“GKN Public Documents” means any reports and other documents filed with Companies House, the London Stock Exchange plc, the FCA and any other relevant body or organization required by applicable Law to be filed or furnished by GKN, or published by GKN in the United Kingdom via a Regulatory Information Service.

“GKN Related Parties” means GKN and any of its controlled Affiliates.

“GKN Shareholder Approval” means the passing at a duly convened and held general meeting of GKN of a resolution approving the Transactions and the Special Dividend.

“GKN Shareholder Meeting” means the general meeting of GKN for the purpose of seeking the GKN Shareholder Approval, including any postponement or adjournment thereof.

“GKN Shareholders” means the holders of GKN Ordinary Shares.

“Governmental Entity” means any court, arbitral tribunal, legislative body, administrative agency or commission or other governmental or regulatory authority or agency, whether foreign, federal, state, local or supranational, or any self-regulatory or quasi-Governmental Entity.

“Hazardous Substances” means any material, substance or waste that is (a) regulated, classified, listed or defined as “toxic”, “carcinogenic”, a “pollutant”, a “contaminant” or words of similar meaning under any Environmental Laws, or (b) subject to regulation, control or remediation under any Environmental Laws as reactive, corrosive, ignitable, flammable or radioactive, including petroleum and petroleum byproducts, asbestos and asbestos containing materials, chlorinated solvents and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indebtedness” means, with respect to any Person, (a) any indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (b) any obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (c) any obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (d) any obligations under capital leases, (e) any obligations in respect of bankers acceptances, letters of credit or similar instruments, to the extent drawn, (f) any obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (g) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Intellectual Property Rights” means any rights in or to any United States or foreign: (a) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (d) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology and business plans, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (f) domain name registrations and social media accounts, handles and tags.

“IRS” means the U.S. Internal Revenue Service.

“knowledge” means the actual knowledge, following reasonable inquiry, as of the date of this Agreement, of (a) the persons set forth in Section 1.1(b) of the GKN Disclosure Letter, with respect to GKN, or (b) the persons set forth in Section 1.1(b) of the Dana Disclosure Letter, with respect to Dana.

“Labor Laws” means any Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, including occupational safety and health, the calculation and payment of wages, equal employment opportunity (including Laws prohibiting discrimination and/or harassment on the basis of race, national origin, religion, gender, disability, age, workers’ compensation, or any other protected classification), affirmative action, workers’ compensation, unemployment, the payment of social security, employment of minors, health and safety, labor relations, unions, withholding, overtime, pay equity, employee classification, family and medical leave, the U.S. Immigration Reform and Control Act, the U.S. Worker Adjustment and Retraining Act of 1998 or any similar applicable Laws.

“Laws” means any law, constitution, treaty, convention, ordinance, code, rule, regulation, statute or other similar requirement enacted, issued, adopted or promulgated by a Governmental Entity.

“Legal Proceeding” means any claim, action, suit, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding, at law or in equity.

“Licensed Dana IP” means any Intellectual Property Rights that are licensed to Dana by third parties and are material to the conduct of the business of Dana.

“Licensed Driveline IP” means any Intellectual Property Rights that are licensed to any of the Driveline Subsidiaries by third parties and are material to the conduct of the Driveline Business.

“Lien” means any lien, license, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first offer, right of first refusal, preemptive right, easement, title defect, encroachment or other survey defect or restriction of any nature, including (a) any restriction on the voting of any security, (b) any restriction on the transfer of any security or other asset, or (c) any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“Listing Rules” means the listing rules made by the U.K. Listing Authority under Part VI of the FSMA.

“Market Abuse Regulation” means the EU Market Abuse Regulation (596/2014).

“Marketing Period” means the first period of 10 consecutive Business Days after the date of this Agreement and throughout which and at the end of which (i) Dana has the Required Information and the Required Information is Compliant (it being understood that if GKN in good faith reasonably believes that it has provided the Required Information and the Required Information is Compliant, it may deliver to Dana a written notice stating when it believes that it completed such delivery, in which case GKN will be deemed to have complied with this clause (i) at such time unless Dana in good faith reasonably believes that GKN has not completed delivery of the Required Information or the Required Information is not Compliant and, within three Business Days after its receipt of such notice from GKN, Dana delivers a written notice to GKN to that effect (stating with specificity which Required Information GKN has not delivered or the reason for which the Required Information is not Compliant); (ii) the conditions set forth in Section 9.1 and Section 9.2 are satisfied (other than the conditions set forth in Section 9.1(b) and the other conditions that by their terms can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); and (iii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 9.1 or Section 9.2 to fail to be satisfied (other than the conditions set forth in Section 9.1(b) and the other conditions that by their terms can only be satisfied at the Closing), assuming that such conditions were applicable at any time during such 10 consecutive Business Day period; provided that, (x) notwithstanding the definition of “Business Day”, July 5, 2018, July 6, 2018 and November 23, 2018 shall not be considered Business Days for purposes of such period and such 10 consecutive Business Day period shall toll during such times (but shall not be required to re-start following such tolling), (y) such 10 consecutive Business Day period shall either end on or prior to August 17, 2018 or, if such 10 consecutive Business Day period has not ended on or prior to August 17, 2018, then such period shall commence no earlier than September 4, 2018 and (z) such 10 consecutive Business Day period shall either end on or prior to December 21, 2018 or, if such 10 consecutive Business Day period has not ended on or prior to December 21, 2018, then such period shall commence no earlier than January 4, 2019. Notwithstanding the foregoing, (A) the Marketing Period will end on any earlier date on which the Financing is obtained; and (B) the Marketing Period will not commence or be deemed to have commenced if, after the date of this Agreement and prior to the completion of the consecutive Business Day period referenced herein, (1) GKN’s independent public accountant has withdrawn its audit opinion with respect to any financial statements contained in the Required Information for which it has provided an opinion with respect to the Driveline Business, in which case the Marketing Period will not be deemed to commence unless, at the earliest, and until a new unqualified audit opinion is issued with respect to such financial statements of the Driveline Business for the applicable periods by the independent public accountant or another independent public accounting firm reasonably acceptable to Dana; (2) GKN issues a public statement indicating its intent to restate any historical financial statements of the Driveline Business contained in the Required Information, in which case the Marketing Period will not be deemed to commence unless and until such restatement has been completed and the relevant Required Information has been amended or GKN has announced that it has concluded that no restatement will be required in accordance with IFRS; or (3) any Required Information would not be Compliant at any time during such 10 consecutive Business Day period (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant during such consecutive Business Day period prior to the expiration of the Marketing Period, then the Marketing Period will be deemed not to have occurred) or otherwise does not include the “Required Information” as defined.

“Melrose Offer” means that offer for the entire issued and to be issued share capital of GKN made by Melrose Industries PLC, dated as of February 1, 2018, as may be amended, revised or adjusted from time to time.

“Melrose Termination Fee” means an amount equal to $40,000,000.

“Multiemployer Plan” has the meaning set forth in the definition of “Benefit Plan”.

“Order” means any order, executive order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict or arbitration award entered, issued, made or rendered by any Governmental Entity of competent jurisdiction.

“Outside Date” means the date that is twelve months following the date of this Agreement, as may be extended pursuant to Section 10.1(c) of this Agreement.

“Owned Dana IP” means (a) any Intellectual Property Rights that are the subject of any registrations or applications or filings for registration with any Governmental Entity, including the United States Patent and Trademark Office, foreign patent offices, or the United States Copyright Office, and (b) any domain names, in each case, that are owned by Dana or any of its Subsidiaries and are material to the conduct of the business of Dana.

“Owned Driveline IP” means (a) any Intellectual Property Rights that are the subject of any registrations or applications or filings for registration with any Governmental Entity, including the United States Patent and Trademark Office, foreign patent offices, or the United States Copyright Office, and (b) any domain names, in each case, that are owned by any of the Driveline Subsidiaries and are material to the conduct of the Driveline Business.

“Party” or “Parties” means any of GKN, Dana and, upon accession hereto, SpinCo and Merger Sub.

“Permit” means any permits, licenses, franchises, approvals, authorizations, certificates or orders of, or filings with, any Governmental Entity, including all pending applications therefor or renewals thereof.

“Permitted GKN Transaction” means (a) the sale or demerger of GKN’s Powder Metallurgy business or (b) a GKN Alternative Transaction of the type referenced in clause (ii) of the definition of such term that, in either case, would not reasonably be expected to conflict with, frustrate, hinder (including by imposing a third party consent right with respect to) or delay in any material respect the consummation of the Transactions, and with respect to clause (b) hereof, as a condition to GKN’s entry into a definitive agreement with respect to such GKN Alternative Transaction, the counterparty agrees to vote, or cause to be voted, all GKN Ordinary Shares directly or indirectly beneficially owned by it in favor of the Transactions at the GKN Shareholder Meeting.

“Permitted Liens” means any (a) Liens relating to the Indebtedness set forth on Section 5.9(a)(iii) of the GKN Disclosure Letter (or relating to Indebtedness which is not required to be made available pursuant to Section 5.9(a)(iii)) or Section 6.14(a)(iii) of the Dana Disclosure Letter (or relating to Indebtedness which is not required to be made available pursuant to Section 6.14(a)(iii)), as applicable, (b) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in the applicable financial statements, (c) zoning, building, planning and land use Laws, regulations, permits and licenses, (d) any landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s, supplier’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in the applicable financial statements, (e) with respect to real property, non-monetary Liens or other minor imperfections of title, whether or not shown by the public records, including easements, rights-of-way, covenants, restrictions, overlaps, encroachments and other matters which would be disclosed by a current and accurate survey of the property, to the extent such non-monetary Liens or minor imperfections of title do not, individually or in the aggregate, materially impair the continued use and operation of the applicable Driveline Property or Dana Property, as applicable, in each case, as currently used and operated, (f) in the case of licensed or leased real property, or real property over which easement rights have been granted, Liens to which the underlying fee or other superior interest is subject, and (g) ordinary course, non-exclusive licenses of Intellectual Property Rights.

“Person” means any natural person, partnership, limited partnership, limited liability partnership, corporation, company, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Pre-Completion Reorganisation” shall have the meaning set forth in the Separation Agreement.

“Prospectus Rules” means the prospectus rules made by the U.K. Listing Authority under Part VI of the FSMA.

“Proxy Statement” means the proxy statement relating to the Dana Shareholder Meeting forming part of the U.S. Registration Statement (together with any exhibits, amendments or supplements thereto or any document incorporated by reference therein).

“Representatives” means, when used with respect to a Party, the directors, officers, joint venture partners (solely for the purpose of Section 8.1), financing sources, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of such Party and its respective Subsidiaries.

“Required Information” means (a) all financial statements, financial data, audit reports and other financial information regarding the Driveline Business of the type that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 under the Securities Act, but limited to the type and form customarily included in an offering memorandum for private placements of non-convertible high yield bonds pursuant to Rule 144A promulgated under the Securities Act and to the extent necessary to satisfy paragraphs four and five of Exhibit D to the Debt Commitment Letter, to consummate the offerings of high yield debt securities contemplated by the Debt Commitment Letter, assuming that such offering(s) were consummated at the same time during GKN’s fiscal year as such offering(s) of debt securities contemplated by the Debt Commitment Letter will be made (including audited financial statements of the Driveline Business for and as of the fiscal years ended December 31, 2015, December 31, 2016, and December 31, 2017 and unaudited financial statements of the Driveline Business for each subsequent fiscal quarter ended at least 45 days before the Closing Date (other than any fiscal fourth quarter) after the most recent fiscal period for which audited financial statements have been provided, in each case prepared in accordance with IFRS); and (b) (i) such other pertinent and customary information regarding the Driveline Business as may be reasonably requested by Dana to the extent that such information is required in connection with the Debt Commitment Letter and of the type and form customarily included in an offering memorandum for private placements of non-convertible high yield bonds pursuant to Rule 144A promulgated under the Securities Act, (ii) a customary “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the Driveline Business and (iii) otherwise necessary for the Financing Sources to receive from GKN’s independent public accountants (and any other accountant to the extent financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort and change period comfort) with respect to the financial information of the Driveline Business to be included in such offering memorandum and which, with respect to the interim financial statements, shall have been reviewed by the independent auditors of GKN as provided in Statement on Auditing Standards 100.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Separation Agreement” means the Separation Agreement, dated as of the date of this Agreement, between GKN and Dana, and to which SpinCo shall accede following its formation.

“Share Purchase” shall have the meaning set forth in the Separation Agreement.

“Share Purchase Time” shall have the meaning set forth in the Separation Agreement.

“Shareholder Meeting Specified Date” means the earlier of (a) five Business Days prior to the Dana Shareholder Meeting and (b) five Business Days prior to the GKN Shareholder Meeting.

“Special Dividend” shall have the meaning set forth in the Separation Agreement.

“Specified Dana Benefit Plans” means any Dana Benefit Plan that (a) is a defined benefit pension plan, (b) provides health, medical, life insurance or death benefits to any current or former employees of Dana or any of its Subsidiaries beyond their retirement or other termination of service other than coverage mandated by COBRA or Section 4980 of the Code or any similar governmental, or state group health plan continuation Law, or the cost of which is fully paid by such current or former employees or their dependents or (c) is an equity-based incentive compensation plan.

“Specified Driveline Benefit Plans” means any Driveline Benefit Plan that (a) is a defined benefit pension plan, (b) provides health, medical, life insurance or death benefits to any Driveline Employee beyond their retirement or other termination of service other than coverage mandated by COBRA or Section 4980 of the Code or any similar governmental, or state group health plan continuation Law, or the cost of which is fully paid by such current or former employees or their dependents or (c) is an equity-based incentive compensation plan.

“Specified Legal Change” means, after the date of this Agreement, (a) any change in U.S. Federal Tax Law, whether or not such change in Law is yet effective, that would apply to the Transactions, including with respect to matters covered by Section 7874 of the Code; (b) the passage of a bill that would implement a change in United States Federal Tax Law by either the United States House of Representatives or the United States Senate; (c) any new official interpretation, or change in official interpretation, of United States Federal Tax Law whether or not such official interpretation or change in official interpretation is yet effective, as set forth in published guidance by the United States Department of Treasury or IRS, including with respect to matters covered by Section 7874 of the Code; or (d) any proposed change in, new official interpretation of, or change in official interpretation of, United States Federal Tax Law, whether or not such proposed change is yet approved or effective, that has been publicly announced (through whatever media) by the IRS, United States Department of Treasury, or any of their agents or designees.

“Specified Termination Fee” means an amount equal to $150,000,000.

“SpinCo Governing Documents” means the SpinCo memorandum and articles of association to be agreed by GKN and Dana, as amended from time to time.

“SpinCo Ordinary Shares” means the ordinary shares of $0.01 each in the capital of SpinCo.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any legal entity, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such legal entity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Tax” or “Taxes” shall have the meaning set forth in the Separation Agreement.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity that administers Taxes with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Fee” means an amount equal to $54,000,000.

“Transaction Documents” means this Agreement and the Separation Agreement, including all annexes, exhibits, schedules, attachments and appendices thereto.

“Transactions” means any of the transactions contemplated by this Agreement and the Separation Agreement, including the Pre-Completion Reorganisation, the Share Purchase, the Distribution and the Merger.

“U.K. Bribery Act” means the U.K. Bribery Act of 2010.

“U.K. Listing Authority” means the Financial Conduct Authority acting in its capacity as the competent authority for the purposes of Part VI of the FSMA, including where the content so prescribes, any committee, employee, officer or servant to whom any function of the U.K. Listing Authority may from time to time be delegated.

“U.S. Registration Statement” means the registration statement to be filed on Form S-4 and/or Form S-1 (or equivalent foreign forms), as determined by the Parties to be required under the Securities Act, in connection with the issuance of the SpinCo Ordinary Shares in the Merger and the Distribution (together with any exhibit, schedule, annex, supplement or amendment thereto or any document incorporated by reference therein).

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Agent	3.2(a)
Agent Agreement	3.2(a)
Agreement	Preamble
Antitrust Laws	8.2(b)
Audited Driveline Financial Statements	8.12(a)
Base Premium	8.4(d)
Certificate	3.2(b)(ii)
Certificate of Merger	2.3
Closing	2.2
Closing Date	2.2
Covered Persons	8.4(a)
Dana	Preamble
Dana Board	Recitals
Dana Board Recommendation	Recitals
Dana Common Stock	6.2(a)
Dana Disclosure Letter	VI
Dana Equity Interests	6.2(a)
Dana Financial Statements	6.7(b)
Dana IP Agreements	6.16(b)

Term	Section
Dana Material Contract	6.14(b)
Dana Permits	6.17(b)
Dana Preferred Stock	6.2(a)
Dana SEC Documents	6.7(a)
Dana Transaction Litigation	8.8
Debt Commitment Letter	6.24(a)
Divestiture Action	8.2(c)
Driveline Agreements	5.9(a)
Driveline IP Agreements	5.11(b)
Driveline Material Contract	5.9(b)
Driveline Permit	5.12(b)
Effective Time	2.3
Enforceability Exceptions	4.2(a)
Exchange Fund	3.2(a)
Excluded Information	8.10(c)(iv)
Fee Letter	6.23(a)
Financing	6.23(a)
GKN	Preamble
GKN Board	Recitals
GKN Board Recommendation	Recitals
GKN Disclosure Letter	IV
GKN Transaction Litigation	8.8
Indemnification Agreements	8.4(a)
Merger	2.1
Merger Consideration	3.1(a)(i)
Merger Regulation	9.1(d)(i)
Merger Sub	Preamble
Merger Sub Common Stock	3.1(b)
NYSE	4.4
Required Amount	6.23
Sarbanes-Oxley Act	6.7(a)
SpinCo	Preamble
SpinCo Board	2.6(a)(i)
SpinCo Options	3.4(a)
SpinCo PSUs	3.4(d)
SpinCo RSUs	3.4(c)
SpinCo SARs	3.4(b)
Surviving Corporation	2.1
Transaction Litigation	8.8
Unaudited Interim Driveline Financial Statements	8.12(b)

Section 1.3 Interpretation. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) references to “Dollars” or “$” are to the lawful currency of the United States;

(d) references to “GBP”, “pence”, “sterling”, “£” or “p” are to the lawful currency of the United Kingdom;

(e) references to “U.S.” or “United States” are to the United States of America;

(f) references to “U.K.” or “United Kingdom” are to the United Kingdom of Great Britain and Northern Ireland;

(g) references herein to a specific Article, Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Articles, Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(h) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(i) references herein to any gender shall include each other gender;

(j) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (j) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(k) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(l) references herein to any Contract means such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof and this Agreement;

(m) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(n) references herein to any Law, Order or Permit mean such Law, Order or Permit as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(o) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(p) any item shall be considered “made available”, “furnished”, “provided”, or words of similar import, to the applicable Party if such item has been provided in writing (including via electronic mail) to such Party, by posting in the Dana Dataroom or GKN Dataroom, as applicable, prior to 6:00 am GMT on March 9, 2018;

(q) any references herein to the Driveline Business shall be deemed to be followed by “taken as a whole”; and

(r) references herein to SpinCo acceding to the Separation Agreement shall mean SpinCo becoming a party to the Separation Agreement by novation pursuant to Clause 29 of the Separation Agreement (it being understood, for the avoidance of doubt, that notwithstanding such novation, Dana shall remain liable for all of its obligations under the Separation Agreement).

Section 1.4 Representation by Counsel. The Parties agree that they have been represented by counsel during the negotiation and execution of the Transaction Documents and, therefore, waive the application of any Law or rule of construction providing that ambiguities in a Contract will be construed against the party drafting such Contract.

ARTICLE II

THE MERGER

Section 2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions set forth in this Agreement, (a) Merger Sub shall be merged with and into Dana (the “Merger”) in accordance with the applicable provisions of the DGCL, (b) the separate existence of Merger Sub shall cease and Dana shall continue as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”), and (c) Dana shall succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL. As a result of the Merger, Dana shall become a direct wholly owned Subsidiary of SpinCo. References herein to “Dana” with respect to the period from and after the Effective Time shall be deemed to be references to the Surviving Corporation. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

Section 2.2 Closing. The closing of the Share Purchase, the Distribution and the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, at the New York offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP (a)(i) in the case of the Share Purchase and the Distribution, on the second Business Day following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Sections 9.1, 9.2 and 9.3 (subject to the continued satisfaction and/or waiver of such conditions at the Closing) and (ii) in the case of the Merger, immediately following the satisfaction of the condition set forth in Section 9.4; provided that, notwithstanding the foregoing, the Closing shall not occur until the earlier of (A) a date during the Marketing Period specified by Dana on no fewer than three (3) Business Days’ prior written notice to GKN and (B) the third Business Day following the final day of the Marketing Period, or (b) at such other time, date or place as is agreed to in writing by the Parties. The date on which the Closing takes place is referred to as the “Closing Date.”

Section 2.3 Effective Time. On the Closing Date, Dana shall file a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the Parties shall make (or cause to be made) all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later time as Dana and GKN shall agree and specify in the Certificate of Merger (such time as the Merger becomes effective being the “Effective Time”).

Section 2.4 Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of Dana shall, by virtue of the Merger, be amended and restated in its entirety to be in the form of the certificate of incorporation of Merger Sub immediately prior to the Effective Time (except with respect to the name of the Surviving Corporation) and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended in accordance with such certificate of incorporation and applicable Law, subject to Section 8.4(c).

Section 2.5 Bylaws of the Surviving Corporation. The bylaws of Dana shall, by virtue of the Merger, be amended and restated in their entirety to be in the form of the bylaws of Merger Sub immediately prior to the Effective Time (except with respect to the name of the Surviving Corporation) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter duly amended in accordance with the certificate of incorporation of the Surviving Corporation, such bylaws and applicable Law, subject to Section 8.4(c).

Section 2.6 Governance Matters.

(a) SpinCo. SpinCo shall take all action necessary such that, effective as of the Effective Time, (i) the board of directors of SpinCo (the “SpinCo Board”) shall be comprised of each of the then-current Dana directors and the two individuals designated by GKN and identified on Section 2.6(a) of the GKN Disclosure Letter (or, if any of such two individuals is unable to serve as director of SpinCo, an individual in lieu thereof who has been designated by GKN and is reasonably acceptable to Dana) and (ii) the individuals set forth in Section 2.6(a) of the Dana Disclosure Letter shall be the officers of the Surviving Corporation. Such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the SpinCo Governing Documents.

(b) Surviving Corporation. From and after the Effective Time, (i) the individuals set forth in Section 2.6(b) of the Dana Disclosure Letter shall be the directors of SpinCo and (ii) the officers of Dana immediately prior to the Effective Time shall be the officers of the Surviving Corporation. Such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section 2.7 Name. SpinCo shall cause the name of SpinCo at the Effective Time to be “Dana plc” and such name shall not be changed for a period of two years (absent a change of control). The name of the Surviving Corporation at the Effective Time shall be “Dana Incorporated”.

ARTICLE III

CONVERSION OF SHARES

Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Dana, Merger Sub or any holder of the capital stock of GKN, SpinCo, Merger Sub or Dana:

(a) Dana Common Stock.

(i) Each share of Dana Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares canceled in accordance with Section 3.1(a)(ii)) shall be automatically converted into the right to receive a number of SpinCo Ordinary Shares subject to the adjustment in accordance with Section 3.1(a)(iv) (the “Merger Consideration”).

(ii) Each share of Dana Common Stock held by Dana as treasury stock or by SpinCo or Merger Sub immediately prior to the Effective Time shall be canceled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange therefor.

(iii) Each share of Dana Common Stock that is issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 3.1, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided in Section 3.1(a)(i) and any dividends or distributions and other amounts payable in accordance with Section 3.2(c).

(iv) The Exchange Ratio and any other similarly dependent items shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, share consolidation, stock dividend or distribution of SpinCo Ordinary Shares or Dana Common Stock (or securities convertible into any such securities), reorganization, recapitalization, reclassification or other like change with respect to SpinCo Ordinary Shares or Dana Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time; provided that nothing in this Section 3.1(a)(iv) shall be construed to permit any Party to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(b) Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) SpinCo Ordinary Shares. Each SpinCo Ordinary Share that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time.

Section 3.2 Exchange of Dana Common Stock.

(a) Agent. Prior to the Effective Time, SpinCo shall designate a bank or trust company reasonably acceptable to Dana and GKN (the “Agent”) to act as the exchange agent for the holders of Dana Common Stock in connection with the Merger and to receive the Merger Consideration. Prior to or at the Effective Time, SpinCo shall deposit or cause to be deposited with the Agent for the benefit of the holders of shares of Dana Common Stock, for exchange in accordance with this Article III through the Agent, book entry authorizations representing the SpinCo Ordinary Shares to be so exchanged in accordance with this Agreement (such SpinCo Ordinary Shares, together with any dividends or distributions and other amounts payable in accordance with Section 3.2(c) to be held by the Agent in trust for the benefit of the holders of shares of Dana Common Stock, being the “Exchange Fund”). Any cash in the Exchange Fund shall be invested by the Agent as directed by SpinCo; provided that (i) no such investment or loss thereon will affect the amounts payable pursuant to this Agreement, and (ii) in the event that the Exchange Fund is for any reason insufficient to make the payments contemplated by this Agreement, SpinCo shall, or shall cause the Surviving Corporation to, promptly deposit additional funds with the Agent in an amount equal to such deficiency. Except as contemplated by Section 3.2(e), the Exchange Fund shall not be used for any purpose other than as specified in this Agreement. No later than ten Business Days prior to the Closing, SpinCo shall enter into an agreement with the Agent, in form and substance reasonably satisfactory to Dana and GKN, to effect the applicable terms of this Agreement (the “Agent Agreement”).

(b) Exchange Procedures.

(i) At the Effective Time, all issued and outstanding shares of Dana Common Stock (other than shares canceled in accordance with Section 3.1(a)(ii)) shall be converted into the right to receive SpinCo Ordinary Shares pursuant to, and in accordance with, the terms of this Agreement. Each Person shall be entitled to receive in respect of the shares of Dana Common Stock held by such Person as a book-entry authorization representing the number of SpinCo Ordinary Shares that such holder has the right to receive pursuant to this Section 3.2(b) (and any dividends or distributions and other amounts pursuant to Section 3.2(c)), unless a physical stock certificate is requested by such Person or is otherwise required by applicable Law, in which case SpinCo shall cause the Agent to send such physical stock certificate to such Person promptly in accordance with the Agent Agreement. The Agent shall not be entitled to vote or exercise any rights of ownership with respect to SpinCo Ordinary Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto.

(ii) Promptly after the Effective Time, SpinCo shall cause the Agent to mail to each holder of record of a certificate (a “Certificate”) in respect of shares of Dana Common Stock (other than shares of Dana Common Stock canceled pursuant to Section 3.1(a)(ii)) a letter of transmittal in customary form advising such holder of the effectiveness of the Merger and the conversion of its shares of Dana Common Stock into the right to receive the Merger Consideration, and specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(i)) and instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(i)). Upon the surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 3.2(i)) to the Agent in accordance with the terms of such transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration provided for under Section 3.1(b)(i). No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares Dana Common Stock that is not registered in the transfer records of Dana, the consideration provided for under Section 3.1(b)(i) may be issued and/or paid to such a transferee if the Certificate formerly representing such shares is presented to the Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. If any SpinCo Ordinary Shares (or evidence of shares in book-entry form) are to be issued to a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any stock transfer or other Taxes required by reason of the issuance of SpinCo Ordinary Shares (or evidence of shares in book-entry form) in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of SpinCo or the Agent that such Taxes have been paid or are not applicable.

(iii) Promptly after the Effective Time, SpinCo shall cause the Agent to mail to each holder of uncertificated shares of Dana Common Stock (other than shares of Dana Common Stock canceled pursuant to Section 3.1(a)(ii)) materials advising such holder of the effectiveness of the Merger and the conversion of its shares of Dana Common Stock into the right to receive the Merger Consideration provided under Section 3.1(b)(i).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions payable with respect to SpinCo Ordinary Shares with a record date after the Effective Time shall be paid to the former holders of Dana Common Stock with respect to any SpinCo Ordinary Shares that are not able to be exchanged by the Agent promptly after the Effective Time, whether due to a legal impediment to such exchange or otherwise. Subject to the effect of abandoned property, escheat or similar Laws, following the exchange of any such previously unexchanged SpinCo Ordinary Shares, there shall be paid to the record holder of such SpinCo Ordinary Shares, without interest, (i) at the time of the exchange, to the extent not previously paid, the amount of dividends or other distributions with a record date after the Effective Time and a payment date prior to the exchange of such SpinCo Ordinary Shares payable with respect to such whole SpinCo Ordinary Shares and (ii) at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the distribution of such SpinCo Ordinary Shares and with a payment date subsequent to the exchange of such SpinCo Ordinary Shares payable with respect to such SpinCo Ordinary Shares. SpinCo shall deposit in the Exchange Fund all such dividends and distributions.

(d) No Further Ownership Rights in Dana Common Stock. All SpinCo Ordinary Shares issued in respect of shares of Dana Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Dana Common Stock.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund made available to the Agent that remains unexchanged to the former holders of Dana Common Stock on the one-year anniversary of the Effective Time shall be delivered to SpinCo, and any former holders of Dana Common Stock who have not received SpinCo Ordinary Shares in accordance with this Article III shall thereafter look only to SpinCo for payment of their claim for SpinCo Ordinary Shares and any dividends or distributions with respect to SpinCo Ordinary Shares (subject to any applicable abandoned property, escheat or similar Law).

(f) No Liability. Neither GKN, the Surviving Corporation, Dana, Merger Sub, the Agent nor any other Person shall be liable to any holder of Dana Common Stock (or dividends or distributions with respect to Dana Common Stock) or cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by holders of Dana Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of SpinCo free and clear of any claims or interest of any Person previously entitled to it.

(g) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Dana shall be closed and no transfer shall be made of any shares of capital stock of Dana that were outstanding as of immediately prior to the Effective Time.

(h) Tax Withholding. Dana, SpinCo, Merger Sub and the Agent shall each be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Article III such amounts as are required to be deducted and withheld therefrom under the Code or any other applicable Law, as determined by Dana, SpinCo, Merger Sub or the Agent in good faith. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(i) Lost, Stolen or Destroyed Certificates. If any Certificate representing shares of Dana Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by SpinCo or the Agent, the posting by such Person of a bond, in such reasonable and customary amount as SpinCo or the Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Agent shall, in exchange for such lost, stolen or destroyed Certificate, issue the consideration that would be payable in respect thereof pursuant to Section 3.2(a)(i) had such lost, stolen or destroyed Certificate been surrendered.

(j) No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Dana Common Stock in connection with the Merger.

Section 3.3 GKN Equity Awards. Each GKN Equity Award held by a Driveline Employee as of the Effective Time shall be treated as set forth in the Separation Agreement.

Section 3.4 Dana Equity Awards. Each Dana Equity Award held by a Dana Employee as of the Effective Time shall be adjusted as follows:

(a) Treatment of Outstanding Dana Options. Each Dana Option outstanding immediately prior to the Effective Time shall, as of the Effective Time, be adjusted such that it becomes an award to purchase SpinCo Ordinary Shares (the “SpinCo Options”) and the material terms and conditions shall otherwise be substantially similar to the terms and conditions applicable to the corresponding Dana Option immediately prior to the Merger; provided that (i) the number of SpinCo Ordinary Shares subject to each such SpinCo Option shall be equal to (x) the number of shares of Dana Common Stock subject to the corresponding Dana Option immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, with fractional shares rounded down to the nearest whole share, and (ii) the per-share exercise price of each such SpinCo Option shall be equal to (x) the per-share exercise price of the corresponding Dana Option immediately prior to the Effective Time divided by (y) the Exchange Ratio, rounded up to the nearest whole cent.

(b) Treatment of Outstanding Dana SARs. Each Dana SAR outstanding immediately prior to the Effective Time shall, as of the Effective Time, be adjusted such that it becomes an award in respect of SpinCo Ordinary Shares (the “SpinCo SARs”) and the material terms and conditions shall otherwise be substantially similar to the terms and conditions applicable to the corresponding Dana SAR immediately prior to the Merger; provided that (i) the number of SpinCo Ordinary Shares subject to each such SpinCo SAR shall be equal to (x) the number of shares of Dana Common Stock subject to the corresponding Dana SAR immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, with fractional shares rounded down to the nearest whole share, and (ii) the per-share strike price of each such SpinCo SAR shall be equal to (x) the per-share strike price of the corresponding Dana SAR immediately prior to the Effective Time divided by (y) the Exchange Ratio, rounded up to the nearest whole cent.

(c) Treatment of Outstanding Dana RSUs. Each Dana RSU outstanding immediately prior to the Effective Time shall, as of the Effective Time, be substituted with time-based restricted stock units to be settled in SpinCo Ordinary Shares (“SpinCo RSUs”) and the material terms and conditions shall otherwise be substantially similar to the terms and conditions applicable to the corresponding Dana RSU immediately prior to the Merger. The number of SpinCo RSUs to which a holder of Dana RSUs is entitled pursuant to this Section 3.4(c) shall be equal to (i) the number of Dana RSUs held by such individual immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio.

(d) Treatment of Outstanding Dana PSUs. Each Dana PSU outstanding immediately prior to the Effective Time shall, as of the Effective Time, be substituted with performance-based restricted stock units to be settled in SpinCo Ordinary Shares (“SpinCo PSUs”) and the material terms and conditions shall otherwise be substantially similar to the terms and conditions applicable to the corresponding Dana PSU immediately prior to the Merger, except that (i) the performance metrics and targets, and (ii) the resulting achievement levels may be adjusted as determined by the Dana Board in good faith in consultation with GKN to be necessary. The target number of SpinCo PSUs to which a holder of Dana PSUs is entitled pursuant to this Section 3.4(d) shall be equal to (x) the target number of Dana PSUs held by such individual immediately prior to the Effective Time multiplied by (y) the Exchange Ratio.

(e) Prior to the Effective Time, the Dana Board (or, if appropriate, any committee administering the Dana Equity Plans) shall adopt such resolutions and take such other actions as may be required to effect the treatment of the Dana Equity Awards described in paragraphs (a) through (d) of this Section 3.4.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

GKN RELATING TO GKN

The following representations and warranties by GKN are qualified in their entirety by reference to the disclosures (a) in the GKN Public Documents filed or furnished prior to the date hereof but excluding statements (other than statements of historical fact) in any “Risk Factors” section to the extent that such statements are cautionary, predictive or forward-looking in nature, (b) set forth or referenced in the disclosure letter delivered by GKN immediately prior to the execution of this Agreement (the “GKN Disclosure Letter”) or (c) Fairly Disclosed in the GKN Dataroom. The Parties agree that each disclosure set forth in the GKN Disclosure Letter shall be deemed (whether or not an explicit cross-reference appears) to qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent from the content and context of such disclosure. Subject to the foregoing, GKN represents and warrants to Dana that:

Section 4.1 Organization of GKN. GKN has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation.

Section 4.2 Due Authorization.

(a) GKN has all requisite corporate power and authority to execute and deliver this Agreement and the Separation Agreement and (subject to the receipt of the GKN Shareholder Approval) to consummate the Transactions. The execution, delivery and performance by GKN of this Agreement and the Separation Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary and proper corporate action on its part, and no other corporate action on the part of GKN is necessary to authorize this Agreement or the Separation Agreement at the Effective Time (subject to the receipt of the GKN Shareholder Approval). Each of this Agreement and the Separation Agreement has been duly and validly executed and delivered by GKN and constitutes the legal, valid and binding obligation of GKN, enforceable against GKN in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity) (collectively, the “Enforceability Exceptions”).

(b) The GKN Board at a duly held meeting, has (i) determined that the Merger and the other Transactions are advisable and in the best interests of GKN and the GKN Shareholders, (ii) approved and duly and validly authorized the execution and delivery by GKN of this Agreement and the Separation Agreement, (iii) directed that the Transactions and the Special Dividend be submitted for consideration at a meeting of the GKN Shareholders, and (iv) subject to Section 7.3(d)(ii), confirmed its intention to make the GKN Board Recommendation and to include such recommendation in the Circular.

Section 4.3 No Conflicts. Subject to the receipt of the consents set forth in Section 4.4 and assuming the accuracy of the representations and warranties of Dana set forth in Article VI, the execution, delivery and performance by GKN of this Agreement and the Separation Agreement and the consummation by GKN of the Transactions do not and will not (a) conflict with any provision of the GKN Articles or the organizational documents of any of its Subsidiaries; (b) violate any provision of, or result in the breach of, any Law, Order or Permit applicable to GKN or any of its Subsidiaries or by which any of its or their assets are bound; or (c) violate any provision of or result in a breach of, or require a consent under, any material Contract relating to the Driveline Business to which GKN or any of its Subsidiaries is party, or terminate or result in the termination of any such material Contract, except, in the case of clauses (b) and (c), as would not have a Driveline Material Adverse Effect or materially and adversely affect the ability of GKN to consummate the Transactions.

Section 4.4 Governmental Consents and Approvals. None of the execution, delivery or performance by GKN of this Agreement or the Separation Agreement or the consummation by GKN of the Transactions does or will require any filing by GKN with, or the obtaining of any Permit of, any Governmental Entity, except for (a) compliance with any applicable requirements of the Exchange Act, (b) any filings as may be required under the DGCL in connection with the Merger, (c) Permits required under any applicable Antitrust Laws, (d) any filings with the SEC and the U.K. Listing Authority that may be required in connection with this Agreement or the Transactions, (e) any filings that may be required under the rules and regulations of New York Stock Exchange (“NYSE”) in connection with this Agreement or the Transactions, (f) any filings under any applicable foreign or state securities or “blue sky” Laws, (g) the consents described in Section 4.4 of the GKN Disclosure Letter, (h) the approval and filing of the Circular with the U.K. Listing Authority and (i) such filings and Permits the failure of which to be made or obtained would not materially and adversely affect the Driveline Business or materially and adversely affect the ability of GKN to consummate the Transactions.

Section 4.5 Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of GKN, threatened before or by any Governmental Entity against GKN or any of its Subsidiaries that would result in a Driveline Material Adverse Effect or materially and adversely affect the ability of GKN to consummate the Transactions. As of the date hereof, there is no Law or Order purporting to enjoin or restrain the execution and delivery by GKN of this Agreement or the Separation Agreement or the consummation by GKN of the Transactions.

Section 4.6 Brokers’ Fees. No broker, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission for which SpinCo, Merger Sub, Dana, the Surviving Corporation or any Driveline Subsidiary would be liable in connection with the Transactions based on arrangements made by or on behalf of GKN.

Section 4.7 Information in the U.S. Registration Statement; Proxy Statement; Circular. None of the information supplied or to be supplied in writing by or on behalf of GKN for inclusion or incorporation by reference in the U.S. Registration Statement or the Proxy Statement will, to the knowledge of GKN, at the time such document is filed with the SEC, at any time such document is amended or supplemented, at the time such document is declared effective by the SEC (in the case of the U.S. Registration Statement), at the time such document is mailed or at the time of the Dana Shareholder Meeting (in the case of the Proxy Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The information regarding GKN, the Driveline Business, or the Transactions to be provided by GKN specifically for inclusion in, or incorporation by reference into, the Circular or any announcement will not, at the time of the mailing of the Circular or any amendment or supplement thereto or at the time of the making of such announcement, to the knowledge of GKN, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Circular will comply as to form in all material respects with the provisions of the Listing Rules, the Prospectus Rules, the Market Abuse Regulation, the Disclosure and Transparency Rules, the Financial Services Act 2012, the FSMA and any other applicable Law, as the case may be.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

GKN RELATING TO THE DRIVELINE BUSINESS

The following representations and warranties by GKN are qualified in their entirety by reference to the disclosures (a) in the GKN Public Documents filed or furnished prior to the date hereof but excluding statements (other than statements of historical fact) in any “Risk Factors” section to the extent that such statements are cautionary, predictive or forward-looking in nature, (b) set forth or referenced in the GKN Disclosure Letter or (c) Fairly Disclosed in the GKN Dataroom. The Parties agree that each disclosure set forth in the GKN Disclosure Letter shall be deemed (whether or not an explicit cross-reference appears) to qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent from the content and context of such disclosure. Subject to the foregoing, GKN represents and warrants to Dana that:

Section 5.1 Driveline Subsidiaries and Joint Ventures.

(a) Each Driveline Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own and conduct its business as now being conducted. Each Driveline Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have a Driveline Material Adverse Effect.

(b) Each Driveline Subsidiary and each Driveline Joint Venture is in compliance in all material respects with the terms of its organizational or governing documents, except as has not had and would not reasonably be expected to have a Driveline Material Adverse Effect.

(c) Section 5.1(c) of the GKN Disclosure Letter sets forth a true, correct and complete list of Driveline Subsidiaries, together with the jurisdiction of organization, of each Driveline Subsidiary.

Section 5.2 Equity in the Driveline Subsidiaries.

(a) There are no voting trusts, proxies or other similar agreements to which any Driveline Subsidiary is a party with respect to the voting of any shares of, or other equity interests, of any such Driveline Subsidiary. No Driveline Subsidiary has granted any preemptive rights, anti-dilutive rights, rights of first offer, rights of first refusal or similar rights with respect to any of its shares or other equity interests. There are no bonds, debentures or notes issued by any Driveline Subsidiary that entitle the holder thereof to vote together with shareholders of such Driveline Subsidiary on any matters related to such Driveline Subsidiary.

(b) All shares of, or other equity interests of, the Driveline Subsidiaries (other than, for the avoidance of doubt, any Driveline Joint Ventures), are owned as set forth in the Separation Agreement, and all such shares or other equity interests of the Driveline Subsidiaries (other than, for the avoidance of doubt, any Driveline Joint Ventures) held by GKN or any of its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Other than the shares of, or other equity interests of, the Driveline Joint Ventures held by any third parties, all shares of, or other equity interests of, the Driveline Joint Ventures are owned as set forth in the Separation Agreement, and all such shares of, or other equity interests of, the Driveline Joint Ventures have been duly authorized and validly issued and are fully paid and nonassessable.

Section 5.3 Financial Statements.

(a) The representation and warranty set forth in Clause 13.1 of the Separation Agreement is incorporated herein by reference as if set out in full herein and the definitions used in such representation and warranty shall have the same meanings as set out in the Separation Agreement.

(b) When delivered pursuant to Section 8.12, the Audited Driveline Financial Statements shall have been prepared in accordance with IFRS, consistently applied, and shall present fairly in all material respects the financial position, results of operations and cash flows of the Driveline Business as at the dates and for the periods presented.

(c) As of the date hereof, none of the Driveline Subsidiaries is required to file any form, report, registration statement, prospectus or other document with the Companies House, the London Stock Exchange plc or the FCA.

Section 5.4 Absence of Certain Changes. Since December 31, 2017 until the date of this Agreement, (a) GKN has conducted the Driveline Business in the ordinary course in all material respects and (b) no Effects have occurred which have had or would reasonably be expected to have a Driveline Material Adverse Effect.

Section 5.5 No Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against on the Driveline Financial Statements, (b) for liabilities and obligations incurred in the ordinary course of business since December 31, 2017, and (c) for liabilities and obligations incurred in connection with this Agreement, the Separation Agreement or the Transactions, since December 31, 2017 the Driveline Business has not incurred any liabilities or obligations that would be required by IFRS to be reflected on a consolidated balance sheet of the Driveline Business, other than as have not had and would not reasonably be expected to have a Driveline Material Adverse Effect.

Section 5.6 Benefits.

(a) Section 5.6(a) of the GKN Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Specified Driveline Benefit Plan.

(b) With respect to each Driveline Benefit Plan that is an employee pension benefit plan (as defined under Section 3(2) of ERISA or any comparable provisions under applicable local Laws, regardless of whether subject to ERISA) maintained in the U.K., U.S. or Germany GKN has made available to Dana true, correct and complete copies of the following, to the extent applicable: (i) the plan document, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules) or analogous annual report, if any, to the extent any such Driveline Benefit Plan does not cover U.S.-based individuals and (iv) the most recent annual audited financial statements, actuarial reports and opinion.

(c) The aggregate amount of withdrawal liability if GKN and its Subsidiaries were to withdraw from all Multiemployer Plans and similar union pension plans under local Laws, in each case, with respect to Driveline Employees, would not reasonably be expected to have a Driveline Material Adverse Effect.

(d) Except as would not reasonably be expected to have a Driveline Material Adverse Effect, each Driveline Benefit Plan has been established and administered (to the extent applicable) in compliance with ERISA, the Code and other applicable Law. With respect to each Driveline Benefit Plan that is intended to qualify under Section 401(a) of the Code or similar Laws, except as would not reasonably be expected to have a Driveline Material Adverse Effect, (i) a favorable determination letter has been issued by the IRS with respect to such qualification or a timely application for such determination is now pending or is not yet required to be filed, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, if applicable, and (iii) no event has occurred since the date of such qualification or exemption that would adversely affect such qualification or exemption.

(e) Except as would not reasonably be expected to have a Driveline Material Adverse Effect, the execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event) (i) result in any material payment or benefit from GKN or any of its Subsidiaries becoming due, or increase the amount of any payment or benefit due, to any Driveline Employee, (ii) increase any material benefits otherwise payable under any Driveline Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any material compensation for the benefit of any Driveline Employee or (iv) result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code, except, in the case of clauses (i), (ii) and (iii), for any payments or benefits required by applicable Law.

(f) There are no pending, or, to the knowledge of GKN, threatened, Legal Proceedings against any Driveline Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries or as would not reasonably be expected to have a Driveline Material Adverse Effect.

(g) Except as would not reasonably be expected to have a Driveline Material Adverse Effect, neither GKN nor any of its Subsidiaries has any actual or potential obligation to reimburse or otherwise “gross-up” any person for any Taxes set forth under Section 409A or 4999 of the Code (or any similar provision of state, local or foreign law).

Section 5.7 Labor.

(a) Except as would not reasonably be expected to have a Driveline Material Adverse Effect, neither GKN nor any Driveline Subsidiary is currently experiencing or, to the knowledge of GKN, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute with respect to Driveline Employees.

(b) Except as would not reasonably be expected to have a Driveline Material Adverse Effect, (i) each of GKN and the Driveline Subsidiaries is in compliance with all applicable Labor Laws with respect to Driveline Employees, (ii) there are no pending or, to the knowledge of GKN, threatened material Legal Proceedings against any of GKN or any of the Driveline Subsidiaries with respect to any Labor Laws related to the Driveline Business or Driveline Employees and (iii) neither GKN nor any of the Driveline Subsidiaries has incurred any material liability or obligation with respect to Driveline Employees under the Worker Adjustment and Retraining Notification Act or any similar state, local or foreign Law within the six months prior to the date of this Agreement or any other material severance, redundancy or restructuring costs with respect to any mass layoffs that remains unsatisfied.

Section 5.8 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Driveline Material Adverse Effect:

(a) Each of the Driveline Subsidiaries has timely filed with the appropriate Governmental Entity all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were true, correct and complete. Each of the Driveline Subsidiaries has duly paid (or there has been paid on its behalf), or made adequate provisions for, all Taxes shown to be due on such Tax Returns.

(b) To the knowledge of GKN, there are no current audits, examinations or other proceedings pending with regard to any Taxes of the Driveline Subsidiaries. None of GKN nor any of the Driveline Subsidiaries has received a written notice or announcement of any audits or proceedings with respect to Taxes of the Driveline Subsidiaries. No written claim has been made by a Governmental Entity in any jurisdiction where any of the Driveline Subsidiaries does not file Tax Returns that any of the Driveline Subsidiaries is or may be subject to taxation by that jurisdiction.

(c) The Driveline Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and, in each case, paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(d) There are no Liens for Taxes upon any assets of the Driveline Subsidiaries, except for Permitted Liens.

(e) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Driveline Subsidiaries, except for customary indemnification provisions contained in any credit or other commercial agreements the primary purpose of which does not relate to Taxes, and after the Closing Date none of the Driveline Subsidiaries shall be bound by any Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(f) None of the Driveline Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) None of the Driveline Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute a “plan” or “series of related transactions” (within the meaning of Section 355(a) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h) Except for any group of which GKN is the common parent, none of the Driveline Subsidiaries is or has been (i) a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law), (ii) filing a consolidated U.S. federal income Tax Return with any other Person, or (iii) liable for the Taxes of any Person (other than SpinCo or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law, or as a transferee or successor, by Contract, or otherwise.

Section 5.9 Contracts.

(a) GKN has made available to Dana true, correct and complete copies of any Contract in effect as of the date of this Agreement to which any Driveline Subsidiary is a party or by which any of their respective Driveline Assets are bound (the “Driveline Agreements”) which, as of the date of this Agreement:

(i) is required to be filed by Companies House, the London Stock Exchange plc, the FCA and any other relevant body or organization required by applicable Law which has not been filed;

(ii) contains any material non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to any Driveline Subsidiary, other than requirements purchase obligations, or upon consummation of the Transactions, Dana or its Subsidiaries, or which restricts the conduct of any line of business that is material to the Driveline Business;

(iii) constitutes Indebtedness (including any guarantee thereof) in an amount in excess of £10,000,000 (or the U.S. dollar equivalent) or any letters of credit or similar instruments issued for the account of any Driveline Subsidiary or mortgaging, pledging or otherwise placing a Lien securing obligations in excess of £10,000,000 (or the U.S. dollar equivalent) on any portion of the respective Driveline Assets of any Driveline Subsidiary, other than any such agreement, indenture, letter of credit or instrument solely between or solely among SpinCo and any Driveline Subsidiary;

(iv) requires any Driveline Subsidiary to dispose of or acquire assets with a fair market value in excess of £20,000,000, or provides for any pending or contemplated merger, consolidation or similar business combination transaction involving any of the Driveline Subsidiaries; or

(v) relates to the governance of a material joint venture, partnership, limited liability company or similar arrangement, in each case with a third party.

(b) Each Contract of the type described above in Section 5.9(a) and in effect on the date of this Agreement is referred to herein as a “Driveline Material Contract.” As of the date hereof, except as has not had and would not reasonably be expected to have a Driveline Material Adverse Effect, (i) each Driveline Material Contract is legal, valid and binding on each Driveline Subsidiary that is a party thereto and, to the knowledge of GKN, each other party thereto, and is in full force and effect, except as may be limited by the Enforceability Exceptions, and (ii) no Driveline Subsidiary nor, to the knowledge of GKN, any other party thereto, is in material breach or violation of, or default under, any Driveline Material Contract. Except as would not reasonably be expected to have a Driveline Material Adverse Effect, no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Driveline Material Contract.

Section 5.10 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Driveline Material Adverse Effect:

(a) The Driveline Subsidiaries are, and have been, in compliance with all Environmental Laws.

(b) The Driveline Subsidiaries have all Environmental Permits necessary to conduct their current operations and are, and have been, in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(c) None of the Driveline Subsidiaries has, since January 1, 2017, received any written notice, demand, letter or claim alleging that any Driveline Subsidiary is in material violation of, or liable under, any Environmental Law or that any Order has been issued against any of the Driveline Subsidiaries which remains unresolved. There is no Legal Proceeding pending or threatened against any Driveline Subsidiary under any Environmental Law.

(d) None of the Driveline Subsidiaries has entered into or is subject to any outstanding Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances.

(e) To the knowledge of GKN, no Hazardous Substances have been released at, on, from or under any Driveline Property except as would not reasonably be expected to result in material liability to the Driveline Subsidiaries.

(f) In the last five years ending on the date of this Agreement, none of the Driveline Subsidiaries has assumed, by contract, any material liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any material liability under any Environmental Law or relating to any Hazardous Substances.

(g) None of the products manufactured, distributed, sold, leased, licensed, repaired or delivered by any of the Driveline Subsidiaries (or in each case any predecessor thereto) has contained asbestos, or incorporated parts containing asbestos. None of the Driveline Subsidiaries has received any written notice of any action, claim, suit, investigation or demand relating to exposure to asbestos or asbestos-containing materials.

Section 5.11 Intellectual Property.

(a) GKN has made available to Dana a list of the Owned Driveline IP and, to the extent applicable, has included: (i) for each trademark or service mark that is registered or subject to a pending application for registration, the application number or registration number, the jurisdiction of the application or registration, and the date filed or issued; (ii) each domain name registered; (iii) for each registered copyright, the number and date of registration and the jurisdiction of the registration; and (iv) for each patent and patent application, the application number or registration number, the jurisdiction of the application or registration, and the date filed or issued.

(b) As of the date of this Agreement, to the knowledge of GKN, there are no pending disputes regarding any agreement (i) under which any of the Driveline Subsidiaries uses or has the right to use any Licensed Driveline IP or (ii) under which any of the Driveline Subsidiaries has licensed or otherwise permitted others the right to use any Owned Driveline IP (such agreements described in clauses (i) and (ii) above, the “Driveline IP Agreements”), in either case that would reasonably be expected to have a Driveline Material Adverse Effect.

(c) To the knowledge of GKN, the Driveline Subsidiaries own, have a valid and enforceable license or otherwise sufficient right to use all Intellectual Property Rights necessary to conduct the Driveline Business as currently conducted, except such Intellectual Property Rights that, if not possessed by the Driveline Subsidiaries, would not reasonably be expected to have a Driveline Material Adverse Effect.

(d) To the knowledge of GKN, except as would not reasonably be expected to have a Driveline Material Adverse Effect, the Driveline Subsidiaries own the Owned Driveline IP free and clear of all Liens, other than Permitted Liens and the Driveline IP Agreements.

(e) Except as would not reasonably be expected to have a Driveline Material Adverse Effect, to the knowledge of GKN, since January 1, 2015, the operation by GKN of the Driveline Business has not infringed upon or misappropriated, and is not infringing upon or misappropriating, the enforceable Intellectual Property Rights of another Person. No Legal Proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the knowledge of GKN, threatened against any of the Driveline Subsidiaries, except, in each case, for any such infringement or misappropriation that has not had or would not reasonably be expected to have a Driveline Material Adverse Effect. To the knowledge of GKN, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or misappropriating any Driveline IP in a manner that has had or would reasonably be expected to have a Driveline Material Adverse Effect.

(f) Except for such Legal Proceedings that, if resolved against any of the Driveline Subsidiaries, would not reasonably be expected to have a Driveline Material Adverse Effect, there are no Legal Proceedings challenging the ownership, validity or enforceability of the Owned Driveline IP or, to the knowledge of GKN, the Licensed Driveline IP and, since January 1, 2015, no such Legal Proceedings have been threatened in writing against the Driveline Subsidiaries.

Section 5.12 Compliance with Laws; Permits.

(a) Each of the Driveline Subsidiaries has complied and is in compliance with all Laws which affect the Driveline Business or the Driveline Assets, and no written notice has been received by GKN or any of its Subsidiaries, including the Driveline Subsidiaries, or to the knowledge of GKN threatened against GKN or any of its Subsidiaries, including the Driveline Subsidiaries, alleging any non-compliance with any such Laws, except, in each case, for such non-compliance that has not had and would not reasonably be expected to have a Driveline Material Adverse Effect.

(b) The Driveline Subsidiaries are in possession of all material Permits necessary for the Driveline Subsidiaries to own, lease and operate their properties or to carry on the Driveline Business substantially as is being conducted as of the date of this Agreement (the

“Driveline Permits”) and all of the Driveline Permits are valid, and in full force and effect, except, in each case, where the failure by the Driveline Subsidiaries to possess and maintain any Driveline Permit in full force and effect has not had and would not reasonably be expected to have a Driveline Material Adverse Effect.

(c) None of the Driveline Subsidiaries, nor to the knowledge of GKN, any director, officer or employee of the Driveline Subsidiaries, since January 1, 2016, has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, the U.K. Bribery Act or any national laws implementing the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Official in International Business Transactions and other international anti-bribery conventions, including making use of the mail or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or the U.K. Bribery Act, and the Driveline Subsidiaries have conducted the Driveline Business in compliance with the FCPA, in each case except as would not reasonably be expected to have a Driveline Material Adverse Effect.

Section 5.13 Properties.

(a) Except as would not reasonably be expected to have a Driveline Material Adverse Effect, the Driveline Subsidiaries own good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions), leasehold interest or licensee interest (as applicable) to each of the Driveline Properties, in each case, free and clear of all Liens, except for Permitted Liens.

(b) Except as would not reasonably be expected to have a Driveline Material Adverse Effect, each Driveline Real Property Lease is legal, valid, binding and enforceable against each Driveline Subsidiary that is a party thereto, constitutes the entire agreement between such Driveline Subsidiary and the landlord with respect to the underlying leased Driveline Property, and is in full force and effect, except as may be limited by the Enforceability Exceptions. Except as would not reasonably be expected to have a Driveline Material Adverse Effect, (i) neither the applicable Driveline Subsidiary nor, to GKN’s knowledge, any other party thereto, is in breach of, or is in violation or default under any Driveline Real Property Lease and (ii) no event has occurred that, with notice or lapse of time or both, would constitute a breach, violation or default under any Driveline Real Property Lease by the applicable Driveline Subsidiary or, to the knowledge of GKN, any other party thereto. Except as would not reasonably be expected to have a Driveline Material Adverse Effect, none of the applicable Driveline Subsidiaries has received notice of any breach, violation or default under any Driveline Real Property Lease.

(c) Except as would not reasonably be expected to have a Driveline Material Adverse Effect, there is no pending or, to the knowledge of GKN, threatened, appropriation, condemnation or like Legal Proceeding or Order materially affecting the owned Driveline Properties or any part thereof or of any sale or other disposition of the Driveline Properties or any part thereof in lieu of condemnation or other matters materially affecting and impairing the current use, occupancy or value thereof.

Section 5.14 Required Vote. The GKN Shareholder Approval is the only approval of the holders of GKN Ordinary Shares necessary to approve this Agreement and the Separation Agreement and consummate the Transactions.

Section 5.15 Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties. GKN has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of Dana and Dana’s Subsidiaries and acknowledges that it has been provided access to personnel, properties, premises and records of Dana and Dana’s Subsidiaries for such purposes. In entering into the Transaction Documents, GKN has relied solely upon its independent investigation and analysis of Dana’s and Dana’s Subsidiaries, and GKN acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Dana, any of its Subsidiaries, or any of their respective Affiliates, shareholders, controlling persons, trustees or Dana representatives that are not expressly set forth in this Agreement or the Separation Agreement, whether or not such representations, warranties or statements were made in writing or orally. GKN acknowledges and agrees that, except for the representations and warranties of Dana expressly set forth in this Agreement and the Separation Agreement, (a) Dana does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Transactions and GKN is not relying on any representation or warranty except for those expressly set forth in this Agreement and the Separation Agreement, (b) no Person has been authorized by Dana to make any representation or warranty relating to itself or its business or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by GKN as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to GKN or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty of Dana set forth in this Agreement or the Separation Agreement.

Section 5.16 No Other Representations or Warranties. Except for the representations and warranties of GKN expressly set forth in this Agreement and the Separation Agreement, neither GKN, nor any of its Affiliates (including the Driveline Subsidiaries) nor any other Person makes any express or implied representation or warranty with respect to GKN, the Driveline Business, the Driveline Assets or any of the Driveline Subsidiaries or Driveline Joint Ventures or with respect to any other information provided to Dana in connection with the Transactions. GKN hereby disclaims any other express or implied representations or warranties. GKN is not, directly or indirectly, making any representations or warranties regarding any pro forma financial information, financial projections or other forward-looking information or statements of the Driveline Business or otherwise.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF DANA

The following representations and warranties by Dana are qualified in their entirety by reference to the disclosures (a) in the Dana SEC Documents filed or furnished with the SEC prior to the date hereof but excluding statements (other than statements of historical fact) in any “Risk Factors” section to the extent that such statements are cautionary, predictive or forward-looking in nature, (b) set forth or referenced in the disclosure letter delivered by Dana immediately prior to the execution of this Agreement (the “Dana Disclosure Letter”) or (c) Fairly Disclosed in the Dana Dataroom. The Parties agree that each disclosure set forth in the Dana Disclosure Letter shall be deemed (whether or not an explicit cross-reference appears) to qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent from the content and context of such disclosure. Subject to the foregoing, Dana represents and warrants to GKN that:

Section 6.1 Organization and Qualification.

(a) Dana is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own and conduct its business as now being conducted. Each Dana Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own and conduct its business as now being conducted. Dana and each Dana Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have a Dana Material Adverse Effect.

(b) Dana has made available to GKN, prior to the execution of this Agreement, true, correct and complete copies of any amendments to the Dana Governing Documents not publicly filed prior to the date of this Agreement with the SEC. Each Dana Subsidiary and each Dana Joint Venture, is in compliance in all material respects with the terms of its organizational or governing documents, except as has not had and would not reasonably be expected to have a Dana Material Adverse Effect.

Section 6.2 Capitalization.

(a) The authorized capital stock of Dana consists of (i) 450,000,000 shares of common stock, par value $0.01 per share (the “Dana Common Stock”) and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Dana Preferred Stock”). At the close of business on March 7, 2018, (A) 145,456,689 Dana Common Stock were issued and outstanding, (B) no Dana Preferred Stock was issued or outstanding, and (C) no Dana Common Stock was held by any of Dana’s Subsidiaries. At the close of business on March 7, 2018, 9,508,647 shares of Dana Common Stock were reserved for, and 3,687,690 shares of Dana Common Stock were subject to, issuance pursuant to the Dana Equity Plans, which included (I) 724,351 shares of Dana Common Stock in respect of outstanding Dana Options, (II) 2,051,782 shares of Dana Common Stock in respect of outstanding Dana RSUs, (III) 911,377 shares of Dana Common Stock in respect of outstanding Dana PSUs (assuming the achievement of applicable performance goals at target levels) and (IV) 62,177 shares of Dana Common Stock in respect of outstanding Dana SARs. All of the outstanding shares of Dana Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth in this Section 6.2(a), there are no (x) outstanding shares of, or other equity interests in, Dana or securities convertible into or exchangeable for shares of or equity interests in Dana, (y) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any shareholder rights plan, relating to the issued or unissued capital shares of Dana, obligating Dana or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of, or other equity interest in, Dana or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating Dana or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other similar right, agreement, arrangement or commitment ((x) and (y) collectively, “Dana Equity Interests”) or (z) outstanding obligations of Dana or any Dana Subsidiary to repurchase, redeem or otherwise acquire any shares Dana Common Stock or any shares of, or other Dana Equity Interests in, Dana or any of its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in Dana or any of its Subsidiaries.

(b) There are no voting trusts, proxies or other similar agreements to which Dana or any of its Subsidiaries is a party with respect to the voting of Dana Common Stock or any shares of, or other equity interest, of Dana or any of its Subsidiaries. Neither Dana nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights, rights of first offer, rights of first refusal or similar rights with respect to any of its shares or other Dana Equity Interests. There are no bonds, debentures or notes issued by Dana or any of its Subsidiaries that entitle the holder thereof to vote together with shareholders of Dana on any matters related to Dana.

(c) Dana or another Dana Subsidiary owns, directly or indirectly, all of the issued and outstanding shares or other Dana Equity Interests of each of the Dana Subsidiaries, free and clear of any Liens (other than limitations on transfer and other restrictions imposed by federal or state securities Laws), and all such shares or other Dana Equity Interests have been duly authorized and validly issued and are fully paid and nonassessable.

(d) All dividends or other distributions on Dana Common Stock which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 6.3 Due Authorization. Dana has all requisite power and authority to execute and deliver this Agreement and Separation Agreement and (subject, in the case of the Merger, to receipt of the Dana Shareholder Approval and the filing of the Certificate of Merger with, and acceptance for record by, the Secretary of State of the State of Delaware) to consummate the Transactions. The execution, delivery and performance by Dana of this Agreement and the Separation Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary and proper corporate action on its part, and no other corporate action on the part of Dana, pursuant to the DGCL or otherwise, is necessary to authorize this Agreement or the Separation Agreement at the Effective Time (subject, in the case of the Merger, to the receipt of the Dana Shareholder Approval and the filing of the Certificate of Merger with, and acceptance for record by, the Secretary of State of the State of Delaware). Each of this Agreement and the Separation Agreement has been duly and validly executed and delivered by Dana and constitutes the legal, valid and binding obligation of Dana, enforceable against Dana in accordance with its terms, except as may be limited by the Enforceability Exceptions.

Section 6.4 Board Approval. The Dana Board at a duly held meeting, has (a) determined and declared it is in the best interests of Dana and the Dana Shareholders that Dana enter into this Agreement and the Separation Agreement and consummate the Merger and the other Transactions on the terms and subject to the conditions set forth herein and therein, (b) approved and declared advisable this Agreement, the Separation Agreement, the Merger and the other Transactions and authorized the execution and delivery by Dana of this Agreement and the Separation Agreement and the consummation of the Transactions, (c) declared that the terms of the Merger are fair to Dana and the Dana Shareholders, (d) directed that this Agreement be submitted to the Dana Shareholders for adoption and (e) subject to Section 7.3(e)(ii), resolved to recommend that the Dana Shareholders vote in favor of the adoption of this Agreement and to include such recommendation in the Proxy Statement.

Section 6.5 No Conflicts. Subject to the receipt of the consents set forth in Section 6.6 and assuming the accuracy of the representations and warranties of GKN and SpinCo set forth in Article IV and Article V, the execution, delivery and performance by Dana of this Agreement and the Separation Agreement and the consummation by Dana of the Transactions do not and will not (a) conflict with any provision of the Dana Governing Documents or the organizational documents of any of its Subsidiaries; (b) violate any provision of, or result in the breach of, any Law, Order or Permit applicable to Dana or any of its Subsidiaries or by which any of its or their assets are bound; or (c) violate any provision of or result in a breach of, or require a consent under, any material Contract to which Dana or any of its Subsidiaries is party, or terminate or result in the termination of any such material Contract, except, in the case of clauses (b) and (c), as would not have a Dana Material Adverse Effect or materially and adversely affect the ability of Dana to consummate the Transactions.

Section 6.6 Governmental Consents and Approvals. None of the execution, delivery or performance by Dana of this Agreement or the Separation Agreement or the consummation by Dana of the Transactions to which it is or will be party does or will require any filing by Dana or any Dana Subsidiary with, or the obtaining of any Permit of, any Governmental Entity, except for (a) compliance with any applicable requirements of the Exchange Act, (b) any filings as may be required under the DGCL in connection with the Merger, (c) Permits required under any applicable Antitrust Laws, (d) any filings with the SEC and the U.K. Listing Authority that may be required in connection with this Agreement or the Transactions, (e) any filings that may be required under the rules and regulations of the NYSE in connection with this Agreement or the Transactions, (f) any filings under any applicable foreign or state securities or “blue sky” Laws, (g) the consents described in Section 6.6 of the Dana Disclosure Letter and (h) such filings and Permits the failure of which to be made or obtained would not have a Dana Material Adverse Effect or materially and adversely affect the ability of Dana to consummate the Transactions.

Section 6.7 Dana SEC Documents and Financial Statements.

(a) Dana has timely filed with or furnished (as applicable) to the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2017 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by Dana with the SEC, collectively, the “Dana SEC Documents”). As of their respective filing dates, the Dana SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading in any material respect and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. As of the date of this Agreement, no Dana Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b) All of the audited financial statements for and including the fiscal years ended December 31, 2015, 2016 and 2017, and included in the Dana SEC Documents (including the related notes and schedules thereto) (collectively, the “Dana Financial Statements”), (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (ii) fairly presented in all material respects, the financial position and the results of operations, shareholders’ equity and cash flows of Dana and its consolidated Subsidiaries as of the times and for the periods then ended. When included in Dana SEC Documents filed with the SEC after the date hereof, the financial statements for Dana included therein shall have been prepared in accordance with GAAP, consistently applied, and shall present fairly in all material respects the financial position and the results of operations, shareholders’ equity and cash flows of Dana and its Subsidiaries as at the dates and for the periods presented.

(c) To the knowledge of Dana, none of the Dana SEC Documents is as of the date of this Agreement the subject of ongoing SEC review and, as of the date hereof, Dana has not received any comments from the SEC with respect to any of Dana SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Dana which has not been adequately addressed.

Section 6.8 Absence of Certain Changes. Since December 31, 2017 until the date of this Agreement, (a) Dana has conducted its business in the ordinary course in all material respects and (b) no Effects have occurred which have had or would reasonably be expected to have a Dana Material Adverse Effect.

Section 6.9 No Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against on the Dana Financial Statements, (b) for liabilities and obligations incurred in the ordinary course of business since the most recent balance sheet included in the Dana Financial Statements, and (c) for liabilities and obligations incurred in connection with this Agreement, the Separation Agreement or the Transactions since December 31, 2017 neither

Dana nor any of its Subsidiaries has incurred any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of Dana and its Subsidiaries, other than as have not had and would not reasonably be expected to have a Dana Material Adverse Effect.

Section 6.10 Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Dana, threatened before or by any Governmental Entity against Dana or any of its Subsidiaries that would result in a Dana Material Adverse Effect or materially and adversely affect the ability of Dana to consummate the Transactions. As of the date hereof, there is no Law or Order purporting to enjoin or restrain the execution, delivery or performance by Dana of this Agreement or the Separation Agreement or the consummation by Dana of the Transactions.

Section 6.11 Benefits.

(a) Section 6.11(a) of the Dana Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Specified Dana Benefit Plan.

(b) With respect to each Dana Benefit Plan that is an employee pension benefit plan (as defined under Section 3(2) of ERISA or any comparable provisions under applicable local Laws, regardless of whether subject to ERISA), Dana has made available to GKN true, correct and complete copies of the following, to the extent applicable: (i) the plan document, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules) or analogous annual report, if any, to the extent any such Dana Benefit Plan does not cover U.S.-based individuals and (iv) the most recent annual audited financial statements, actuarial reports and opinion.

(c) The aggregate amount of withdrawal liability if Dana and its Subsidiaries were to withdraw from all Multiemployer Plans and similar union pension plans under local Laws would not reasonably be expected to have a Dana Material Adverse Effect.

(d) Except as would not reasonably be expected to have a Dana Material Adverse Effect, each Dana Benefit Plan has been established and administered (to the extent applicable) in compliance with ERISA, the Code and other applicable Law. With respect to each Dana Benefit Plan that is intended to qualify under Section 401(a) of the Code or similar Laws, except as would not reasonably be expected to have a Dana Material Adverse Effect, (i) a favorable determination letter has been issued by the IRS with respect to such qualification or a timely application for such determination is now pending or is not yet required to be filed, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, if applicable, and (iii) no event has occurred since the date of such qualification or exemption that would adversely affect such qualification or exemption.

(e) Except as would not reasonably be expected to have a Dana Material Adverse Effect, the execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event) (i) result in any material payment or benefit from Dana or any of its Subsidiaries becoming due, or increase the amount of any payment or benefit due, to any current or former employee, director or consultant of Dana or any of its Subsidiaries, (ii) increase any material benefits otherwise payable under any Dana Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any material compensation or benefits from Dana or any of its Subsidiaries to any current or former employee of Dana or any of its Subsidiaries, or (iv) result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code, except, in the case of clauses (i), (ii) and (iii), for any payments or benefits required by applicable Law.

(f) There are no pending, or, to the knowledge of Dana, threatened, Legal Proceedings against any Dana Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries or as would not reasonably be expected to have a Dana Material Adverse Effect.

(g) Except as would not reasonably be expected to have a Dana Material Adverse Effect, neither Dana nor any of its Subsidiaries has any actual or potential obligation to reimburse or otherwise “gross-up” any person for any Taxes set forth under Section 409A or 4999 of the Code (or any similar provision of state, local or foreign law).

Section 6.12 Labor.

(a) Except as would not reasonably be expected to have a Dana Material Adverse Effect, neither Dana nor any of its Subsidiaries is currently experiencing or, to the knowledge of Dana, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute.

(b) Except as would not reasonably be expected to have a Dana Material Adverse Effect, (i) each of Dana and its Subsidiaries is in compliance with all applicable Labor Laws, (ii) there are no pending or, to the knowledge of GKN, threatened material Legal Proceedings against Dana with respect to any Labor Laws and (iii) neither Dana nor any of its Subsidiaries has incurred with respect to their respective employees any material liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state, local or foreign Law within the six months prior to the date of this Agreement or any other material severance, redundancy or restructuring costs with respect to any mass layoffs that remains unsatisfied.

Section 6.13 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Dana Material Adverse Effect:

(a) Each of Dana and its Subsidiaries has timely filed with the appropriate Governmental Entity all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were true, correct and complete. Each of Dana and its Subsidiaries has duly paid (or there has been paid on its behalf), or made adequate provisions for, all Taxes shown to be due on such Tax Returns.

(b) To the knowledge of Dana, there are no current audits, examinations or other proceedings pending with regard to any Taxes of Dana or its Subsidiaries. None of Dana or any of its Subsidiaries has received a written notice or announcement of any audits or proceedings with respect to Taxes of Dana or its Subsidiaries. No written claim has been made by a Governmental Entity in any jurisdiction where Dana or any of its Subsidiaries does not file Tax Returns that Dana or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(c) Dana and its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and, in each case, paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(d) There are no Liens for Taxes upon any assets of Dana or any of its Subsidiaries, except for Permitted Liens.

(e) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Dana or any of its Subsidiaries, except for customary indemnification provisions contained in any credit or other commercial agreements the primary purpose of which does not relate to Taxes, and after the Closing Date neither Dana nor any of its Subsidiaries shall be bound by any Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(f) Neither Dana nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) Dana has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute a “plan” or “series of related transactions” (within the meaning of Section 355(a) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h) Except for any group of which Dana is the common parent, Dana has not been (i) a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law), (ii) filing a consolidated U.S. federal income Tax Return with any other Person, or (iii) liable for the Taxes of any Person (other than a Subsidiary of Dana) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law, or as a transferee or successor, by Contract, or otherwise.

Section 6.14 Contracts.

(a) Dana has made available to GKN true, correct and complete copies of any Contract in effect as of the date of this Agreement to which Dana or any of its Subsidiaries is a party or by which any of its properties or assets are bound which, as of the date of this Agreement:

(i) is required to be filed as an exhibit to Dana’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) contains any material non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to Dana or any of its Subsidiaries, other than requirements purchase obligations, or upon consummation of the Transactions, SpinCo or its Subsidiaries, or which restricts the conduct of any line of business that is material to Dana and its Subsidiaries;

(iii) constitutes Indebtedness (including any guarantee thereof) in an amount in excess of £10,000,000 (or the U.S. dollar equivalent) or any letters of credit or similar instruments issued for the account of Dana or any Dana Subsidiary or mortgaging, pledging or otherwise placing a Lien securing obligations in excess of £10,000,000 (or the U.S. dollar equivalent) on any portion of the assets of Dana or any of its Subsidiaries, other than any such agreement, indenture, letter of credit or instrument solely between or solely among Dana and wholly owned Dana Subsidiaries;

(iv) requires Dana or any of its Subsidiaries to dispose of or acquire assets with a fair market value in excess of $20,000,000, or provides for any pending or contemplated merger, consolidation or similar business combination transaction involving Dana or any of its Subsidiaries; or

(v) relates to the governance of a material joint venture, partnership, limited liability company or similar arrangement, in each case with a third party.

(b) Each Contract of the type described above in Section 6.14(a) and in effect on the date of this Agreement is referred to herein as a “Dana Material Contract.” As of the date hereof, except as has not had and would not reasonably be expected to have a Dana Material Adverse Effect, (i) each Dana Material Contract is legal, valid and binding on Dana and each Dana Subsidiary that is a party thereto and, to the knowledge of Dana, each other party thereto, and is in full force and effect, except as may be limited by the Enforceability Exceptions, and (ii) neither Dana nor any of its Subsidiaries nor, to the knowledge of Dana, any other party thereto, is in material breach or violation of, or default under, any Dana Material Contract. Except as would not reasonably be expected to have a Driveline Material Adverse Effect, no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Dana Material Contract.

Section 6.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Dana Material Adverse Effect:

(a) Dana and each Dana Subsidiary are, and have been, in compliance with all Environmental Laws.

(b) Dana and each Dana Subsidiary have all Environmental Permits necessary to conduct their current operations and are, and have been, in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(c) Neither Dana nor any of its Subsidiaries has, since January 1, 2017, received any written notice, demand, letter or claim alleging that Dana or any such Subsidiary is in material violation of, or liable under, any Environmental Law or that any Order has been issued against Dana or any of its Subsidiaries which remains unresolved. There is no Legal Proceeding pending or threatened against Dana or any of its Subsidiaries under any Environmental Law.

(d) Neither Dana nor any of its Subsidiaries has entered into or is subject to any outstanding Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances.

(e) To the knowledge of Dana, no Hazardous Substances have been released at, on, from or under any Dana Property except as would not reasonably be expected to result in material liability to Dana or any of its Subsidiaries.

(f) In the last five years ending on the date of this Agreement, neither Dana nor any of its Subsidiaries has assumed, by contract, any material liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any material liability under any Environmental Law or relating to any Hazardous Substances.

(g) None of the products manufactured, distributed, sold, leased, licensed, repaired or delivered by either Dana or any of its Subsidiaries (or in each case any predecessor thereto) has contained asbestos, or incorporated parts containing asbestos. Neither Dana nor any of its Subsidiaries received any written notice of any action, claim, suit, investigation or demand relating to exposure to asbestos or asbestos-containing materials.

Section 6.16 Intellectual Property.

(a) Dana has made available to GKN a list of the Owned Dana IP and, to the extent applicable, has included: (i) for each trademark or service mark that is registered or subject to a pending application for registration, the application number or registration number, the jurisdiction of the application or registration, and the date filed or issued; (ii) each domain name registered; (iii) for each registered copyright, the number and date of registration and the jurisdiction of the registration; and (iv) for each patent and patent application, the application number or registration number, the jurisdiction of the application or registration, and the date filed or issued.

(b) As of the date of this Agreement, to the knowledge of Dana, there are no pending disputes regarding any agreement (i) under which Dana or any of its Subsidiaries uses or has the right to use any Licensed Dana IP or (ii) under which Dana or any of its Subsidiaries has licensed or otherwise permitted others the right to use any Owned Dana IP (such agreements described in clauses (i) and (ii) above, the “Dana IP Agreements”), in either case that would reasonably be expected to have a Dana Material Adverse Effect.

(c) To the knowledge of Dana, Dana or one of its Subsidiaries owns or has a valid and enforceable license or otherwise sufficient right to use all Intellectual Property Rights necessary to conduct the business of Dana as currently conducted, except such Intellectual Property Rights that, if not possessed by Dana or one of its Subsidiaries, would not reasonably be expected to have a Dana Material Adverse Effect.

(d) To the knowledge of Dana, except as would not reasonably be expected to have a Dana Material Adverse Effect, Dana and its Subsidiaries own the Owned Dana IP free and clear of all Liens, other than Permitted Liens and the Dana IP Agreements.

(e) Except as would not reasonably be expected to have a Dana Material Adverse Effect, to the knowledge of Dana, since January 1, 2015, the operation of Dana’s and its Subsidiaries’ businesses has not infringed upon or misappropriated, and is not infringing upon or misappropriating, the enforceable Intellectual Property Rights of another Person. No Legal Proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the knowledge of Dana, threatened against Dana or any of its Subsidiaries, except, in each case, for any such infringement or misappropriation that has not had or would not reasonably be expected to have a Dana Material Adverse Effect. To the knowledge of Dana, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or misappropriating any Dana IP in a manner that has had or would reasonably be expected to have a Dana Material Adverse Effect.

(f) Except for such Legal Proceedings that, if resolved against Dana or any of its Subsidiaries, would not reasonably be expected to have a Dana Material Adverse Effect, there are no Legal Proceedings challenging the ownership, validity or enforceability of the Owned Dana IP or, to the knowledge of Dana, the Licensed Dana IP and, since January 1, 2015, no such Legal Proceedings have been threatened in writing against Dana or any of its Subsidiaries.

Section 6.17 Compliance with Laws; Permits.

(a) Each of Dana and the Dana Subsidiaries has complied and is in compliance with all Laws which affect the business, properties or assets of Dana and its Subsidiaries, and no written notice has been received by Dana or any of its Subsidiaries or, to Dana’s knowledge, threatened against Dana or any of its Subsidiaries alleging any non-compliance with any such Laws, except, in each case, for such non-compliance that has not had and would not reasonably be expected to have a Dana Material Adverse Effect.

(b) Dana and its Subsidiaries are in possession of all material Permits necessary for Dana and its Subsidiaries to own, lease and operate their properties or to carry on their business substantially in the manner described in the Dana SEC Documents filed prior to the date hereof and substantially as is being conducted as of the date of this Agreement (the “Dana Permits”) and all of the Dana Permits are valid, and in full force and effect, except, in each case, where the failure by Dana or a Dana Subsidiary, as applicable, to possess and maintain any Dana Permit in full force and effect has not had and would not reasonably be expected to have a Dana Material Adverse Effect.

(c) Neither Dana and the Dana Subsidiaries, nor to the knowledge of Dana, any director, officer or employee of Dana or the Dana Subsidiaries, since January 1, 2016, has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, the U.K. Bribery Act or any national laws implementing the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Official in International Business Transactions and other international anti-bribery conventions, including making use of the mail or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value to any

“foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or the U.K. Bribery Act, and Dana and the Dana Subsidiaries have conducted its business in compliance with the FCPA, in each case except as would not reasonably be expected to have a Dana Material Adverse Effect.

Section 6.18 Properties.

(a) Except as would not reasonably be expected to have a Dana Material Adverse Effect, Dana or one of its Subsidiaries owns good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions), leasehold interest or licensee interest (as applicable) to each of the Dana Properties, in each case, free and clear of all Liens, except for Permitted Liens.

(b) Except as would not reasonably be expected to have a Dana Material Adverse Effect, each Dana Real Property Lease is legal, valid, binding and enforceable against Dana or its Subsidiary that is a party thereto, constitutes the entire agreement between Dana or one of its Subsidiaries and the landlord with respect to the underlying leased Dana Property, and is in full force and effect, except as may be limited by the Enforceability Exceptions. Except as would not reasonably be expected to have a Dana Material Adverse Effect, (i) neither Dana nor any of its Subsidiaries nor, to Dana’s knowledge, any other party thereto, is in breach of, or is in violation or default under any Dana Real Property Lease and (ii) no event has occurred that, with notice or lapse of time or both, would constitute a breach, violation or default under any Dana Real Property Lease by Dana or any of its Subsidiaries or, to the knowledge of Dana, any other party thereto. Except as would not reasonably be expected to have a Dana Material Adverse Effect, neither Dana nor any of its Subsidiaries has received notice of any breach, violation or default under any Dana Real Property Lease.

(c) Except as would not reasonably be expected to have a Dana Material Adverse Effect, there is no pending or, to the knowledge of Dana, threatened, appropriation, condemnation or like Legal Proceeding or Order materially affecting the owned Dana Properties or any part thereof or of any sale or other disposition of the Dana Properties or any part thereof in lieu of condemnation or other matters materially affecting and impairing the current use, occupancy or value thereof.

Section 6.19 Information in the U.S. Registration Statement; Proxy Statement; Circular. None of the information supplied or to be supplied in writing by or on behalf of Dana or any of its Subsidiaries for inclusion or incorporation by reference in the U.S. Registration Statement or the Proxy Statement will, to the knowledge of Dana, at the time such document is filed with the SEC, at any time such document is amended or supplemented, at the time such document is declared effective by the SEC (in the case of the U.S. Registration Statement), at the time such document is mailed or at the time of the Dana Shareholder Meeting (in the case of the Proxy Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The information regarding any of Dana or any of the Dana Subsidiaries, or the Transactions to be provided by Dana or any of the Dana Subsidiaries specifically for inclusion in, or incorporation by reference into, the Circular or any announcement will not, at the time of the mailing of the

Circular or any amendment or supplement thereto or at the time of the making of such announcement, to the knowledge of Dana, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

Section 6.20 Opinion of Financial Advisors. The Dana Board has received the written opinion of the Dana Financial Advisor to the effect that, as of the date of this Agreement and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio, after giving effect to the Transactions, is fair, from a financial point of view, to the holders of Dana Common Stock. Dana shall, promptly following receipt of such written opinion, furnish an accurate and complete copy to GKN and SpinCo solely for informational purposes.

Section 6.21 Brokers. No broker, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission for which GKN would be liable in connection with the Transactions based on arrangements made by or on behalf of Dana or any its Subsidiaries.

Section 6.22 Required Vote. The Dana Shareholder Approval is the only vote of the holders of any class or series of beneficial interest of Dana necessary to adopt this Agreement and the Separation Agreement and consummate the Transactions.

Section 6.23 Financing

(a) As of the date of this Agreement, Dana has received and accepted an executed commitment letter (including the exhibits, annexes and schedules thereto, the “Debt Commitment Letter”) from the financial institutions identified therein to provide, subject to the terms and conditions set forth therein, debt financing in the amounts set forth therein (the “Financing”). The Debt Commitment Letter may be assigned to SpinCo in connection with the consummation of the Transactions. Dana has delivered to GKN true and complete copies of the executed Debt Commitment Letter and the fee letter referenced in the Debt Commitment Letter (the “Fee Letter”) (except that the fee amounts, pricing caps, market flex terms and other economic terms set forth therein, none of which would reasonably be expected to adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount (below the Required Amount) of the Financing, have been redacted). As of the date of this Agreement, Dana has fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letter that are payable on or prior to the date hereof. Assuming the Financing is funded in accordance with the Debt Commitment Letter, the net proceeds contemplated by the Debt Commitment Letter, together with Dana cash on hand, will in the aggregate be sufficient for Dana and SpinCo to pay the Cash Consideration (as may be adjusted pursuant to the Separation Agreement), any repayment or refinancing of Indebtedness contemplated by the Debt Commitment Letter and any other amounts required to be paid by Dana or SpinCo in connection with the consummation of the Transactions and to pay all related fees and expenses of Dana and SpinCo required to be paid at Closing by Dana and SpinCo (the “Required Amount”). As of the date of this Agreement, the Debt Commitment Letter is (x) a legal, valid and binding obligation of Dana and, to the knowledge of Dana, each of the other parties thereto, (y) enforceable in accordance with its terms against Dana and, to the knowledge of Dana, each of the other parties thereto, in each case subject to the Enforceability Exceptions and (z) in full force and effect. As of the date of this Agreement, the Debt Commitment Letter has not been amended or modified, and none of the obligations and commitments contained in the Debt Commitment Letter have been withdrawn, terminated or rescinded in any respect, and, to the knowledge of Dana, no such amendment, modification, withdrawal, termination or rescission is contemplated. As of the date of this Agreement, to the knowledge of Dana, no event has occurred which (with or without notice or lapse of time, or both) would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Dana or any of the parties thereto under the Debt Commitment Letter. As of the date of this Agreement, assuming the satisfaction or waiver of the conditions to Dana’s obligations to consummate the Transactions, Dana does not have any reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Debt Commitment Letter required to be satisfied by it or that the full amount of the Financing will not be available on the Closing Date. The only conditions precedent or other contingencies related to the obligations of the Financing Sources to fund the full amount of the Financing on the Closing Date are those expressly set forth in the Debt Commitment Letter. There are no side letters or other Contracts or arrangements to which Dana or any of its Affiliates is a party related to the Financing on the Closing Date other than as expressly contained in the Debt Commitment Letter and the Fee Letter delivered to GKN prior to the date of this Agreement and any related customary agent fee letters, fee credit letters and engagement letters (which do not contain any terms that would reasonably be expected to adversely affect the conditionality, availability, termination or aggregate principal amount (below the Required Amount) of the Financing).

(b) Without limiting Section 11.11, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by or to Dana or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Dana under the Transaction Documents.

Section 6.24 Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties. Dana has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of the Driveline Business and acknowledges that Dana has been provided access to personnel, properties, premises and records of GKN for such purposes. In entering into the Transaction Documents, Dana has relied solely upon its independent investigation and analysis of the Driveline Business, and Dana acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by GKN, any of its Subsidiaries, or any of their respective Affiliates, shareholders, controlling persons, trustees or GKN representatives that are not expressly set forth in this Agreement and the Separation Agreement, whether or not such representations, warranties or statements were made in writing or orally. Dana acknowledges and agrees that, except for the representations and warranties of GKN expressly set forth in this Agreement and the Separation Agreement, (a) GKN does not make, and has not made, any representations or warranties relating to itself or the Driveline Business or otherwise in connection with the Transactions and Dana is not relying on any representation or warranty except for those expressly set forth in this Agreement and the Separation Agreement, (b) no Person has been authorized by GKN to make any representation or warranty relating to itself or the Driveline Business or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by Dana as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Dana or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty of GKN set forth in this Agreement or the Separation Agreement.

Section 6.25 No Other Representations or Warranties. Except for the representations and warranties of Dana expressly set forth in this Agreement and the Separation Agreement, neither Dana nor any other Person makes any express or implied representation or warranty with respect to Dana or with respect to any other information provided to GKN in connection with the Transactions. Dana hereby disclaims any other express or implied representations or warranties. Dana is not, directly or indirectly, making any representations or warranties regarding any pro forma financial information, financial projections or other forward-looking information or statements of Dana or any of its Subsidiaries.

ARTICLE VII

CONDUCT OF BUSINESS PENDING THE MERGER

Section 7.1 Conduct of Driveline Business by GKN Pending the Closing. GKN agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 10.1, except (i) as set forth in Section 7.1 of the GKN Disclosure Letter, (ii) as expressly required or expressly permitted by this Agreement or the Separation Agreement, (iii) as may be required by Law, (iv) as consented to in writing by Dana (which consent shall not be unreasonably withheld, delayed or conditioned) or as undertaken at the written request of Dana, (v) for any action required to be taken in connection with the Pre-Completion Reorganisation or to achieve the operational separation of the Driveline Business, consistent with the terms of the Separation Agreement, (vi) for the completion or performance of any obligation undertaken pursuant to any Contract entered into prior to the date of this Agreement by or relating to any Driveline Subsidiary or any other GKN Subsidiary in connection with the Driveline Business that has been made available in the GKN Dataroom, and (vii) for any action taken in order to implement the cost savings in the Driveline Business announced by GKN on February 14, 2018, GKN (x) shall, and shall cause the Driveline Subsidiaries to, use reasonable best efforts to conduct the Driveline Business in all material respects as a going concern in the ordinary course of business, as carried on prior to the date of this Agreement, and to preserve the business organization of the Driveline Business, and maintain the existing relations and goodwill of the Driveline Business with customers, suppliers, joint venture partners, distributors and creditors of the Driveline Business and (y) shall not, and shall not permit any Driveline Subsidiary, to the extent related to the Driveline Business, to take the following actions (it being understood that no action or omission by GKN or any of its Subsidiaries with respect to the matters specifically addressed by clauses (a) through (q) below shall be deemed to be a breach of clause (x)):

(a) in the case of any Driveline Subsidiaries, amend its memorandum of association, articles of association, charter, articles of organization, articles of incorporation, limited partnership agreement, operating agreement, bylaws, limited liability company agreement or equivalent organizational documents;

(b) split, combine, subdivide or reclassify any shares of capital stock of any Driveline Subsidiary;

(c) except as required by a Driveline Benefit Plan in effect prior to the date hereof, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any shares of, or other equity interests in, the Driveline Subsidiaries;

(d) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division with a value in excess of $50,000,000;

(e) sell, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any material property or assets, or voluntarily exercise any purchase or sale rights or rights of first offer pursuant to any agreement with a Driveline Joint Venture where the exercise of any such right is not otherwise required under the circumstances pursuant to the terms of the applicable agreement, except (A) as set forth on Section 7.1(e) of the GKN Disclosure Letter, (B) Permitted Liens, (C) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to the Driveline Business, (D) with respect to property or assets with a value of less than £5,000,000 individually, (E) sales to joint venture partners pursuant to existing purchase rights or options and (F) sales of assets in the ordinary course of business on arm’s length terms;

(f) incur, create, assume, refinance or replace any Indebtedness for borrowed money or issue or amend or modify the terms of any debt securities, in each case in excess of £5,000,000 individually, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a Driveline Subsidiary), except (A) any inter-company Indebtedness among GKN and its Subsidiaries in the ordinary course of business consistent with past practice and (B) Internal FX Trades (as defined in the Separation Agreement) entered into in the ordinary course of business;

(g) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, in each case in excess of £1,000,000 individually or £10,000,000 in the aggregate, except (A) loans, advances or capital contributions to, or investments in, GKN or any of its Affiliates, including any cash pooling arrangements among GKN and its Subsidiaries, or (B) trade credit made in the ordinary course of business consistent with past practice;

(h) except in the ordinary course of business, enter into, materially amend or terminate any Driveline Material Contract or Driveline Real Property Lease (or any Contract that, if existing as of the date of this Agreement, would be a Driveline Material Contract or Driveline Real Property Lease); provided, however, that (A) this Section 7.1(h) shall not prohibit or restrict GKN or any Driveline Subsidiary from entering into a Contract to the extent that such Contract implements an action that is permitted by any of clauses (a) through (g) or (i) through (p) of this Section 7.1 and (B) for the avoidance of doubt, this Section 7.1(g) shall not prohibit or restrict any Driveline Benefit Plans;

(i) settle or compromise any material legal action, suit or arbitration proceeding, in each case, made or pending against any Driveline Subsidiary or relating to the Driveline Business, except in each case, (i) where the amount paid in settlement that is not covered by insurance does not exceed $50,000,000 individually and (ii) that does not involve any material injunctive or equitable relief on the Driveline Business or impose restrictions that are material to the Driveline Business;

(j) except as required by Law or by a Driveline Benefit Plan in effect as of the date hereof or under the Separation Agreement, (A) enter into, materially amend or terminate any material Driveline Benefit Plan, except where such change would not result in a material liability to Dana or any Dana Subsidiary (including, from and after the Closing, SpinCo and each Subsidiary of SpinCo), (B) except in the ordinary course of business, increase the compensation or employee benefits of any Driveline Employee or (C) increase the compensation or employee benefits of any executive officer who is as of the date hereof earning an annual base salary in excess of $250,000 or non-employee director, in each case, who as of the date hereof provides services primarily to the Driveline Business or is reasonably expected to become an employee or non-employee director of SpinCo immediately after the Closing and other than compensation increases in respect of 2018 (or increases for promotions or new hires) in the ordinary course of business consistent with past practice;

(k) except as contemplated by the Separation Agreement, terminate the employment of any executive officer providing services primarily to the Driveline Business other than for cause or hire any individual to serve as an executive officer of the Driveline Business or any Driveline Subsidiary whose annual base salary is in excess of $350,000;

(l) make any material change to its methods of accounting utilized by the Driveline Business in effect at December 31, 2017, except as required by a change in IFRS (or any interpretation thereof) or in applicable Law;

(m) enter into any material new line of business outside the automotive, off-highway vehicle, commercial vehicle or industrial markets;

(n) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except for (A) any merger permitted pursuant to Section 7.1(d), (B) any merger between two or more wholly-owned Subsidiaries of GKN or (C) any complete or partial liquidation of a wholly-owned Subsidiary;

(o) except for issuances or sales by a Driveline Subsidiary to another Driveline Subsidiary, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of or the equity interests in any Driveline Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any of the Driveline Subsidiaries’ capital stock or other equity interests;

(p) except to the extent consistent with past practice or as would not reasonably be expected to relate to a material amount of Taxes or as required by a change in Law, (A) make, change or rescind any Tax election or Tax reporting practice or policy, (B) agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, (C) file any amended Tax Return or (D) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), settle any Tax claim or assessment, surrender any right to claim a refund of Taxes or fail to pay any Tax as such Tax becomes due and payable (unless such Tax is being contested in good faith through appropriate proceedings and in respect of which adequate reserves have been set aside in the applicable financial statements); or

(q) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Notwithstanding anything to the contrary contained in Section 7.1, GKN and its Subsidiaries may effect the Pre-Completion Reorganisation and the Distribution prior to the Merger in accordance with, and subject to, the terms and conditions of this Agreement and the Separation Agreement, and nothing herein shall be construed to prevent or restrict that in any manner.

Section 7.2 Conduct of Business by Dana Pending the Closing. Dana agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 10.1, except (i) as set forth in Section 7.2 of the Dana Disclosure Letter, (ii) as expressly required or expressly permitted by this Agreement or the Separation Agreement, (iii) as may be required by Law, (iv) as consented to in writing by GKN (which consent shall not be unreasonably withheld, delayed or conditioned) or as undertaken at the written request of GKN, and (v) the completion or performance of any obligation undertaken pursuant to any Contract entered into prior to the date of this Agreement by Dana or any Dana Subsidiary that has been made available in the Dana Dataroom, Dana (x) shall, and shall cause its Subsidiaries to, use reasonable best efforts to conduct its business in all material respects as a going concern in the ordinary course of business, as carried on prior to the date of this Agreement, and to preserve its business organization, and maintain its existing relations and goodwill with customers, suppliers, joint venture partners, distributors and creditors and (y) shall not, and shall not permit any of its Subsidiaries to (it being understood that no action or omission by Dana or any of its Subsidiaries with respect to the matters specifically addressed by clauses (a) through (q) below shall be deemed to be a breach of clause (x)):

(a) amend its charter, articles of organization, articles of incorporation, limited partnership agreement, operating agreement, bylaws, limited liability company agreement or equivalent organizational documents;

(b) split, combine, subdivide or reclassify any shares of beneficial interest of Dana or any of its Subsidiaries;

(c) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Dana or any of its Subsidiaries or other equity securities or ownership interests in Dana or any of its Subsidiaries, except for (i) Dana’s regular quarterly cash dividends on the shares of Dana Common Stock, not to exceed, in the case of any such dividend $0.10 per share and (ii) the declaration and payment of dividends or other distributions to Dana by any directly or indirectly wholly owned Dana Subsidiary;

(d) except as required by a Dana Benefit Plan in effect prior to the date hereof, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Dana Equity Interests (other than with respect to the exercise or settlement of any Dana Equity Awards);

(e) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division other than acquisitions that do not exceed $250,000,000 in the aggregate (calculated on an enterprise value basis) and do not adversely affect, in any material respect, the likelihood that the conditions in Sections 9.1(d)(i), 9.1(d)(ii) and 9.1(d)(iii) will be fulfilled;

(f) sell, pledge, lease, assign, transfer dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any material property or assets or voluntarily exercise any purchase or sale rights or rights of first offer pursuant to any agreement with a Dana Joint Venture where the exercise of any such right is not otherwise required under the circumstances pursuant to the terms of the applicable agreement, except (A) as set forth on Section 7.2(f) of the Dana Disclosure Letter, (B) Permitted Liens, (C) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to the business of Dana or any assets of Dana or any of its Subsidiaries, (D) with respect to property or assets with a value of less than £5,000,000 individually, (E) sales to joint venture partners pursuant to existing purchase rights or options and (F) sales of assets in the ordinary course of business on arm’s length terms;

(g) incur, create, assume, refinance or replace any Indebtedness for borrowed money or issue or amend or modify the terms of any debt securities, in each case in excess of £5,000,000 individually, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a Dana Subsidiary), except any inter-company Indebtedness among Dana and its Subsidiaries in the ordinary course of business consistent with past practice;

(h) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, in each case in excess of £1,000,000 individually or £10,000,000 in the aggregate, except (A) loans, advances or capital contributions to, or investments in, Dana or any of its Affiliates, including any cash pooling arrangements among Dana and its Subsidiaries or (B) trade credit made in the ordinary course of business consistent with past practice;

(i) except in the ordinary course of business, enter into, materially amend or terminate any Dana Material Contract or Dana Real Property Lease (or any Contract that, if existing as of the date of this Agreement, would be a Dana Material Contract or Dana Real Property Lease); provided, however, that this Section 7.2(i) shall not prohibit Dana or any of its Subsidiaries from entering into a Contract to the extent such Contract implements an action that is not permitted by any of clauses (a) through (h) or (j) through (p) of this Section 7.2;

(j) settle or compromise any material legal action, suit or arbitration proceeding, in each case, made or pending against Dana or any of its Subsidiaries, except in each case, (i) where the amount paid in settlement that is not covered by insurance does not exceed $50,000,000 individually and (ii) that does not involve any material injunctive or equitable relief on Dana or any of its Subsidiaries or impose restrictions that are material to Dana’s business;

(k) except as required by Law or by a Dana Benefit Plan in effect as of the date hereof, (A) enter into, materially amend or terminate any material Dana Benefit Plan, except where such change would not result in a material liability to Dana or any Dana Subsidiary (including, from and after the Closing, SpinCo and each Subsidiary of SpinCo) (B) except in the ordinary course of business consistent with past practice, increase the compensation or employee benefits of any employee or independent contractor or (C) grant or amend any awards under a Dana Equity Plan, other than with respect to the grant of 2018 annual equity awards in the ordinary course of business consistent with past practice, or certification of performance or achievement levels for any Dana PSUs or any adjustments of Dana Equity Awards as provided for in Section 3.4;

(l) make any material change to its methods of accounting in effect at December 31, 2017, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law;

(m) enter into any material new line of business outside the automotive, off-highway vehicle, commercial vehicle or industrial markets;

(n) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except for (A) any merger permitted pursuant to Section 7.2(e), (B) any merger between two or more wholly-owned Subsidiaries of Dana or (C) any complete or partial liquidation of a wholly-owned Subsidiary of Dana;

(o) except for (A) issuances or sales by a wholly-owned Dana Subsidiary to Dana or another wholly-owned Dana Subsidiary, or (B) issuances pursuant to a Dana Equity Plan that is settled with Dana Common Stock authorized in respect of Dana equity-based awards outstanding as of the date of this Agreement or that are otherwise granted following the date of this Agreement in accordance with Section 7.2(k)(C), issue, sell, pledge, dispose, encumber or grant any Dana Common Stock or any of the Dana Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any Dana Common Stock or any of the Dana Subsidiaries’ capital stock or other equity interests;

(p) except to the extent consistent with past practice or as would not reasonably be expected to relate to a material amount of Taxes or as required by a change in Law, (A) make, change or rescind any Tax election or Tax reporting practice or policy, (B) agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, (C) file any amended Tax Return or (D) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), settle any Tax claim or assessment, surrender any right to claim a refund of Taxes or fail to pay any Tax as such Tax becomes due and payable (unless such Tax is being contested in good faith through appropriate proceedings and in respect of which adequate reserves have been set aside in the applicable financial statements); or

(q) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 7.3 Proxy Statement; U.S. Registration Statement; Circular.

(a) As promptly as reasonably practicable after the date of this Agreement, the Parties shall jointly prepare, and as promptly as reasonably practicable after the delivery by GKN of the Audited Driveline Financial Statements, shall cause SpinCo to file with the SEC, the U.S. Registration Statement (which shall include the Proxy Statement in preliminary form). Each Party shall use its reasonable best efforts to (x) have the U.S. Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the U.S. Registration Statement complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (z) keep the U.S. Registration Statement effective for so long as necessary to complete the Transactions. Each Party shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other Parties and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the preparation and filing of the U.S. Registration Statement. Each Party shall promptly notify the other Parties upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the U.S. Registration Statement or the Proxy Statement. Each Party shall, as promptly as practicable after receipt thereof, provide the other Parties with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement or the U.S. Registration Statement received from the SEC. Each Party shall promptly advise the other Parties of any oral comments with respect to the Proxy Statement or the U.S. Registration Statement received from the SEC. The Parties shall use their reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the U.S. Registration Statement. Notwithstanding the foregoing, prior to filing the U.S. Registration Statement (or any amendment or supplement thereto), mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect to the U.S. Registration Statement, each Party shall cooperate and provide the other Parties with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). SpinCo shall advise Dana and GKN, promptly after it receives notice thereof, of the time of effectiveness of the U.S. Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the SpinCo Ordinary Shares issuable in connection with the Transactions for offering or sale in any jurisdiction, and the Parties shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. SpinCo shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws in connection with the issuance of the SpinCo Ordinary Shares in the Transactions, and Dana and GKN shall furnish all information concerning Dana and the holders of the shares of Dana Common Stock, or GKN and the holders of the GKN Ordinary Shares, respectively, as may be reasonably requested in connection with any such actions.

(b) As promptly as reasonably practicable after the date of this Agreement, GKN shall: (i) prepare (in accordance with the GKN Articles, the U.K. Listing Rules and other applicable Law) and file with the U.K. Listing Authority the Circular and use its reasonable best efforts to have the Circular approved by the U.K. Listing Authority as promptly as practicable taking into account Section 7.3(f) and the likely timing of the U.S. Registration Statement being declared effective by the SEC; and (ii) use its reasonable best efforts otherwise to comply with all legal requirements applicable to the GKN Shareholder Meeting. Dana shall provide GKN and its Representatives with such reasonable information and access in relation to the Dana business and such reasonable cooperation so as to enable GKN to prepare the Circular and any supplementary circular (including, in each case, all information required to verify the contents thereof in relation to Dana), which shall include all information required by the GKN Articles, the Listing Rules, and other applicable Laws to which GKN is subject. In connection with the Circular, Dana shall provide verification notes verifying the accuracy of statements of fact relating to Dana and Dana directors belief statements contained within the Circular.

(c) If, at any time prior to the Effective Time, any information relating to GKN, SpinCo, Merger Sub or Dana, or any of their respective Affiliates, should be discovered by any Party which, in the reasonable judgment of such Party, should be set forth in an amendment of, or a supplement to, any of the U.S. Registration Statement, the Proxy Statement or the Circular, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party which discovers such information shall promptly notify the other Parties, and the Parties shall cooperate in the prompt filing with the SEC (or in the case of an amendment or supplement to the Circular, the U.K. Listing Authority) of any necessary amendment of, or supplement to, the Proxy Statement, the U.S. Registration Statement or the Circular and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of GKN and Dana. Nothing in this Section 7.3(c) shall limit the obligations of any Party under Section 7.3(a). For purposes of this Section 7.3, any information concerning or related to GKN, its Affiliates, the Driveline Business or the GKN Shareholder Meeting will be deemed to have been provided by GKN, and any information concerning or related to Dana, its Affiliates or the business or operation of SpinCo following the consummation of the Transactions or the Dana Shareholder Meeting will be deemed to have been provided by Dana.

(d) As promptly as practicable following the date of this Agreement, GKN shall, in accordance with applicable Law and the GKN Articles, publish the Circular, which shall include a notice of the GKN Shareholder Meeting. Subject to Section 7.3(f), GKN shall use its reasonable best efforts to hold the GKN Shareholder Meeting as soon as practicable after the Circular is approved and stamped by the U.K. Listing Authority. GKN shall, through the GKN Board, make the GKN Board Recommendation and include the GKN Board Recommendation in the Circular, and shall solicit and use its reasonable best efforts to obtain the GKN Shareholder Approval. Notwithstanding the foregoing provisions of this Section 7.3(d):

(i) if, on a date for which the GKN Shareholder Meeting is scheduled, GKN has not received proxies representing a sufficient number of GKN Ordinary Shares to obtain the GKN Shareholder Approval, or if necessary to comply with applicable Law, whether or not a quorum is present, GKN shall have the right to make one or more successive postponements or adjournments of the GKN Shareholder Meeting; provided that the GKN Shareholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the GKN Shareholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law); and

(ii) at any time prior to the GKN Shareholder Meeting, the GKN Board may effect an Adverse Recommendation Change if the GKN Board determines in good faith, after consultation with outside legal counsel and financial advisors, that failure to effect an Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Laws; provided, however, that the GKN Board may not effect an Adverse Recommendation Change unless (A) GKN has delivered to Dana prior written notice of the GKN Board’s intention to effect an Adverse Recommendation Change as far in advance of taking such action as is reasonably practicable, which notice shall specify (x) in the case of a proposed Adverse Recommendation Change based on the receipt of a proposal for a GKN Alternative Transaction, the material terms of the proposed Alternative Transaction and the identity of the Person proposing the Alternative Transaction, or (y) in the case of a proposed Adverse Recommendation Change not involving a GKN Alternative Transaction, a reasonably detailed summary of the basis for such Adverse Recommendation Change (and GKN shall keep Dana reasonably informed of any material developments with respect thereto); (B) after providing such notice and to the extent reasonably practicable prior to effecting an Adverse Recommendation Change, GKN has negotiated, and shall have caused its Representatives to negotiate, with Dana in good faith (to the extent Dana desires to negotiate) to make such adjustments in the terms and conditions of the Transaction Documents that the failure of the GKN Board to effect an Adverse Recommendation Change would not be inconsistent with its fiduciary duties under applicable Laws; and (C) the GKN Board has considered in good faith any changes to the Transaction Documents that may be offered in writing by Dana to the extent reasonably practicable prior to effecting an Adverse Recommendation Change and, after such consideration, has determined in good faith, after consultation with outside legal counsel and financial advisers, that the GKN Board’s failure to effect an Adverse Recommendation Change continues to be inconsistent with the directors’ fiduciary duties under applicable Laws.

(e) As promptly as practicable following the date of this Agreement and subject to Section 7.3(f), Dana shall, in accordance with applicable Law and the Dana Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Dana Shareholder Meeting. Dana shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the shareholders of Dana entitled to vote at the Dana Shareholder

Meeting and to hold the Dana Shareholder Meeting as soon as practicable after the U.S. Registration Statement is declared effective under the Securities Act. Dana shall, through the Dana Board, make the Dana Board Recommendation and include the Dana Board Recommendation in the Proxy Statement, and solicit and use its reasonable best efforts to obtain the Dana Shareholder Approval. Notwithstanding the foregoing provisions of this Section 7.3(e):

(i) if, on a date for which the Dana Shareholder Meeting is scheduled, Dana has not received proxies representing a sufficient number of Dana Common Stock to obtain the Dana Shareholder Approval, or if necessary to comply with applicable Law, whether or not a quorum is present, Dana shall have the right to make one or more successive postponements or adjournments of the Dana Shareholder Meeting; provided that the Dana Shareholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Dana Shareholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law); and

(ii) at any time prior to the Dana Shareholder Meeting, the Dana Board may effect an Adverse Recommendation Change if the Dana Board determines in good faith, after consultation with outside legal counsel and financial advisors, that failure to effect an Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Laws; provided, however, that the Dana Board may not effect an Adverse Recommendation Change unless (A) Dana has delivered to GKN prior written notice of the Dana Board’s intention to effect an Adverse Recommendation Change as far in advance of taking such action as practicable, which notice shall specify (x) in the case of a proposed Adverse Recommendation Change based on the receipt of a proposal for a Dana Alternative Transaction, the material terms of the proposed Alternative Transaction and shall include a copy of the relevant proposed transaction agreements with, and the identity of, the Person proposing the Alternative Transaction, or (y) in the case of a proposed Adverse Recommendation Change not involving an Dana Alternative Transaction, a reasonably detailed summary of the basis for such Adverse Recommendation Change (and Dana shall keep GKN reasonably informed of any material developments with respect thereto); (B) after providing such notice and to the extent reasonably practicable prior to effecting an Adverse Recommendation Change, Dana has negotiated, and shall have caused its Representatives to negotiate, with GKN in good faith (to the extent GKN desires to negotiate) to make such adjustments in the terms and conditions of the Transaction Documents that the failure of the Dana Board to effect an Adverse Recommendation Change would not be inconsistent with its fiduciary duties under applicable Laws; and (C) the Dana Board has considered in good faith any changes to the Transaction Documents that may be offered in writing by GKN to the extent reasonably practicable prior to effecting an Adverse Recommendation Change and, after such consideration, has determined in good faith, after consultation with outside legal counsel and financial advisers, that that the Dana Board’s failure to effect an Adverse Recommendation Change continues to be inconsistent with the directors’ fiduciary duties under applicable Laws.

(f) Notwithstanding anything to the contrary in this Section 7.3, GKN and Dana will use their respective reasonable best efforts to hold the GKN Shareholder Meeting and the Dana Shareholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

Section 7.4 Permitted GKN Transaction. Notwithstanding anything to the contrary contained in this Agreement (including in Section 7.1), GKN shall be permitted to enter into any agreement with respect to or consummate any Permitted GKN Transaction.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Access; Confidentiality; Notice of Certain Events.

(a) From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 10.1, each of GKN and Dana shall, and shall cause each of their respective Subsidiaries to, consider in good faith any requests to give the other Party, their officers and a reasonable number of their employees and their authorized Representatives, such access, during normal business hours, to their contracts, books, records, analysis, projections, plans, systems, senior management, commitments, offices and other facilities and properties, as may be reasonably requested by the other Party for the purpose of providing for the orderly integration of the Driveline Business and the business of Dana following the consummation of the Transactions; provided that GKN and its Subsidiaries shall not be required to consider any such request to provide any such access to Dana to the extent not related to the Driveline Business. All such access shall be coordinated through the disclosing Party or its Representatives in accordance with such procedures as they may reasonably establish. The terms of the Confidentiality Agreement shall apply to any information provided pursuant to this Section 8.1. Notwithstanding anything to the contrary set forth in this Section 8.1(a), none of GKN or Dana shall be required to (i) provide access to, or to disclose information, to the extent such access or disclosure would (A) jeopardize the attorney-client or similar privilege of the disclosing Party or any of its Subsidiaries, (B) contain information about the disclosing Party’s strategic inquiries, plans or processes, including the process leading to the negotiation and entry into this Agreement, (C) contravene any applicable Law (including with respect to any competitively sensitive information, if any) or contractual restriction, or (D) violate any of its obligations with respect to confidentiality (provided that, in the case of clause (A), the withholding party may use reasonable best efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including entering into appropriate common interest or similar agreements and, in the cause of clause (D), the withholding party may use reasonable best efforts to obtain the required consent of any third party to such access or disclosure), (ii) provide access to the other Party or any of their respective officers, employees or Representatives for the purpose of conducting any sampling of the environment or of building materials or (iii) provide access to the other Party except to the extent such access does not unreasonably disrupt the normal operations of the Party providing access. GKN or Dana may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.1(a) as “Antitrust Counsel Only Material”.

(b) Each Party shall give the other Parties prompt notice (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement and the Separation Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Driveline Business or Dana, (ii) of any Legal Proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or Affiliates, in each case, in connection with, arising from or otherwise relating to the Merger or any other Transaction or (iii) upon becoming aware of the occurrence or impending occurrence of any Effect, which could reasonably be expected to have a Driveline Material Adverse Effect or a Dana Material Adverse Effect, as the case may be. The failure to comply with the covenants contained in this Section 8.1 shall not be taken into account when determining whether the conditions set forth in Article IX have been satisfied.

Section 8.2 Efforts; Consents and Approvals.

(a) Subject to Section 8.2(b), each of Dana and GKN shall (i) use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions as promptly as practicable and in any event prior to the Outside Date including the obtaining of all necessary actions, waivers, registrations, permits, authorizations, orders, consents and approvals from Governmental Entities, the expiry or early termination of any applicable waiting periods, and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) use reasonable best efforts to cause the conditions to the consummation of the Share Purchase, Distribution and Merger set forth in Article IX to be satisfied as promptly as reasonably practicable (including, in the case of GKN, implementing the Pre-Completion Reorganisation at or prior to the Closing), and (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things reasonably necessary or appropriate to cause the Closing to occur and to consummate the Transactions as soon as practicable; provided that, for the avoidance of doubt, none of the Parties shall be obligated or required by this Section 8.2(a) to waive a condition to the consummation of the Share Purchase, Distribution and Merger set forth in Article IX or in clause 3 of the Separation Agreement.

(b) Without limiting the generality of Section 8.2(a), Dana, on the one hand, and GKN, on the other hand, shall, in connection with the efforts referenced in this Section 8.2 to obtain all authorizations for the Transactions under any applicable competition or foreign investment Law (collectively, the “Antitrust Laws”), (i) as soon as reasonably practicable, each prepare and file any pre-merger notification required under the HSR Act to be filed with the Federal Trade Commission and the U.S. Department of Justice and in no event later than fifteen Business Days after the date of this Agreement and (ii) promptly provide any supplemental information requested or required by a Governmental Entity in connection with such a notification in substantial compliance with applicable Antitrust Laws. Subject to applicable Law, the Parties and their respective counsel shall (A) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the Transactions, including any proceeding initiated by a private person, (B) have the right to review in advance, and to the extent practicable each shall consult the other on, any material filing made with, or written materials to be submitted to, any Governmental Entity in connection with the Transactions and of any material communication received or given in connection with any proceeding by a private Person, in each case, regarding any of the Transactions, (C) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, the United States Department of Justice or the United States Federal Trade Commission or any other applicable Governmental Entity and (D) promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to the Transactions. Each Party shall (with respect to any in person discussion or meeting), and shall to the extent practicable (with respect to any telephonic discussion or meeting), provide each other Party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Transactions.

(c) To the extent reasonably necessary and consistent with the Parties’ obligations in Section 8.2(a), the Parties shall be required to (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of any of the Parties, (ii) create, terminate or divest relationships, ventures, contractual rights or obligations of any of the Parties, and (iii) otherwise take or commit to take any action that would limit any Party’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of each Party’s business (each of the foregoing actions, a “Divestiture Action”) so long as any such Divestiture Action, or all Divestiture Actions collectively, would not result in a material adverse effect on the business, results of operations, assets or financial condition of Dana and the Driveline Business, taken as a whole. GKN shall not be required to, and Dana shall not be permitted to, take, offer to take or commit to take, any of the foregoing actions referred to in clauses (c)(i) through (iii) involving any businesses, assets, equity interests, product lines or properties of GKN and its Subsidiaries other than the Driveline Business. The Parties agree that the proceeds of any Divestiture Action shall be retained by a Driveline Subsidiary or Dana, as applicable.

(d) In furtherance and not in limitation of the covenants of the Parties contained in Section 8.2(a), if any objections are asserted with respect to the Transactions under any Antitrust Law or if any suit or investigation is instituted (or threatened to be instituted) by any applicable Governmental Entity or any private party challenging the Merger or any of the other Transactions as violative of any Antitrust Law or which would otherwise prevent, impede or delay the consummation of the Transactions, the Parties shall use their respective reasonable best efforts to cooperate with each other and resolve any such objections or suits so as to permit consummation of the Transactions.

(e) The Parties shall reasonably cooperate with each other and use their respective reasonable best efforts to take such actions as the other may reasonably request to (i) consummate the Pre-Completion Reorganisation and (ii) obtain any consents from any third parties (excluding, for the avoidance of doubt, any Governmental Entity) as may be reasonably required to consummate the Merger or the other Transactions; provided that, notwithstanding the foregoing, the Parties shall not be required to incur any expenses or liabilities, including the incurrence of interest or the payment of additional fees or penalties, or make any payments or expenditures, in order to obtain the consents set forth in this Section 8.2(e); provided, further, that the consummation of the Transactions shall not be delayed by, or conditioned on, the receipt or failure to receive of any such consents. The Parties will consider in good faith any proposed amendments to the structure of the Pre-Completion Reorganisation.

Section 8.3 Publicity. So long as this Agreement is in effect, none of the Parties, or any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to this Agreement, the Separation Agreement or the Transactions (other than an Adverse Recommendation Change made in accordance with Section 7.3(d) or Section 7.3(e), as applicable) without the prior written consent of the other Parties, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with, or the listing rules of, a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Transactions, this Agreement or the Separation Agreement, in which event such Party shall provide a reasonable opportunity to the other Parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided that the foregoing shall not apply to any release or other public statement to the extent containing information that is consistent with any other release or public statement previously issued or made in accordance with this Section 8.3.

Section 8.4 Directors’ and Officers’ Insurance and Indemnification.

(a) After the Effective Time, SpinCo shall, and shall cause the Surviving Corporation and each of its Subsidiaries to, assume, honor and fulfill in all respects the obligations of Dana, each Subsidiary of Dana, each Driveline Subsidiary, SpinCo and each Subsidiary of SpinCo to each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer, employee or agent of Dana, such Subsidiary of Dana, such Driveline Subsidiary, SpinCo or such Subsidiary of SpinCo, as applicable, (a “Covered Person”) in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided under the organizational or governing documents of Dana, such Subsidiary of Dana, such Driveline Subsidiary, SpinCo or such Subsidiary of SpinCo, in each case, as in effect on the date hereof and under any agreement in existence as of the date of this Agreement providing for indemnification between Dana, such Subsidiary of Dana, such Driveline Subsidiary, SpinCo or such Subsidiary of SpinCo and any Covered Person in effect on the date hereof (the “Indemnification Agreements”) to the individuals entitled to indemnification, exculpation and/or advancement of expenses under such organizational or governing documents or Indemnification Agreements arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the consideration, negotiation and approval of this Agreement and the Transactions.

(b) Without limiting the provisions of Section 8.4(a), for a period of six years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six year period shall have been finally disposed of), SpinCo shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such prior to the Effective Time, or (B) this Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 8.4 or elsewhere in this Agreement, SpinCo and the Surviving Corporation (x) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) shall not have any obligation under this Agreement to any Covered Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Covered Person shall promptly refund to SpinCo or the Surviving Corporation the amount of all such expenses theretofore advanced pursuant thereto (unless such court orders otherwise) and (z) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 8.4(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation and does not include any admission of liability with respect to such Covered Person or such Covered Person consents in writing.

(c) For a period of six years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six year period shall have been finally disposed of), the organizational and governing documents of the Surviving Corporation, SpinCo and its Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in such documents and shall not contain any provision to the contrary. The Indemnification Agreements with Covered Persons that survive the Transactions shall continue in full force and effect in accordance with their terms.

(d) For a period of six years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six year period shall have been finally disposed of), SpinCo shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Dana (provided that SpinCo may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the

Effective Time; provided, however, that SpinCo shall not be obligated to make premium payments for such insurance to the extent such premiums, in the aggregate, exceed 300% of the premiums paid as of the date hereof by Dana for such insurance (such 300% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an aggregate premium in excess of the Base Premium, SpinCo shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an aggregate premium equal to the Base Premium; provided, further, if Dana in its sole discretion elects, by giving written notice to SpinCo at least five (5) Business Days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, SpinCo shall purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six years after the Effective Time with respect to acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the aggregate coverage limit under the SpinCo’s existing directors’ and officers’ liability policy, and in all other respects shall be comparable to such existing coverage); provided, further, that the aggregate premium shall not exceed 300% of the annual premium paid as of the date hereof by Dana for such insurance.

(e) The Covered Persons (and their successors and heirs) are intended express third-party beneficiaries of this Section 8.4, and this Section 8.4 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby, except pursuant to a termination of this Agreement pursuant to Section 10.1. All rights under this Section 8.4 are intended to be in addition to and not in substitution of other rights any Covered Persons may otherwise have.

Section 8.5 Obligations of Merger Sub. SpinCo shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement. Following the Effective Time, SpinCo shall take all action necessary to cause the Surviving Corporation to perform its obligations under this Agreement.

Section 8.6 Rule 16b-3. Prior to the Effective Time, Dana and SpinCo shall take all such steps as may be required to cause any acquisitions or dispositions of SpinCo Ordinary Shares (including derivative securities with respect to SpinCo Ordinary Shares) or Dana Common Stock resulting from the Transactions by each individual, if any, who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Dana or SpinCo to be exempt under Rule 16b-3 promulgated under the Exchange Act, with such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff.

Section 8.7 Control of Operations. Without limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that: (a) nothing contained in this Agreement shall give Dana, directly or indirectly, the right to control or direct the operations of GKN or any of its Subsidiaries (including the Driveline Subsidiaries) prior to the Effective Time, and prior to the Effective Time, GKN shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations; and (b) nothing contained in this Agreement shall give GKN, directly or indirectly, the right to control or direct Dana’s operations prior to the Effective Time, and prior to the Effective Time, Dana shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 8.8 Security Holder Litigation. GKN shall promptly notify Dana, and Dana shall promptly notify GKN, of any Legal Proceeding related to the Transaction Documents or the Transactions threatened or brought against GKN, its directors or officers by securityholders of GKN (a “GKN Transaction Litigation”), on the one hand, or Dana, its directors or officers by securityholders of Dana, on the other hand (a “Dana Transaction Litigation” and each such action, a “Transaction Litigation”). GKN shall provide Dana a reasonable opportunity to participate, in (but not control), the defense of a GKN Transaction Litigation and Dana shall provide GKN a reasonable opportunity to participate in (but not control), the defense of a Dana Transaction Litigation, including, in each case, the opportunity to review material communications and participate in material meetings with opposing counsel or any Governmental Entity in connection with a Transaction Litigation. Except to the extent required by applicable Law, GKN, on the one hand, and Dana, on the other hand, shall not enter into any settlement agreement, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of Dana or GKN, as applicable (which consent shall not be unreasonably withheld; provided, however, that GKN’s consent with respect to any Dana Transaction Litigation shall not be required if the settlement involves (i) solely the payment of an aggregate amount not to exceed $500,000 (net of insurance and including attorney’s fees in connection with such settlement) and supplemental disclosure, (ii) no admission of wrongdoing or liability, (iii) no injunction or similar relief, and (iv) the withdrawal or admission of all claims relating to this Agreement, the Merger or the other transaction contemplated hereby; provided, further, however, that Dana’s consent with respect to any GKN Transaction Litigation shall not be required if the settlement involves (i) solely the payment of an aggregate amount not to exceed $500,000 (net of insurance and including attorney’s fees in connection with such settlement) and supplemental disclosure, (ii) no admission of wrongdoing or liability, (iii) no injunction or similar relief, and (iv) the withdrawal or admission of all claims relating to this Agreement, the Merger or the other transaction contemplated hereby

Section 8.9 Stock Exchange Listing. Each of the Parties shall use their reasonable best efforts to cause the SpinCo Ordinary Shares to be issued in each of the Distribution and the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Share Purchase Time.

Section 8.10 Financing.

(a) Subject to the terms of this Agreement, Dana shall use, and shall cause its Affiliates to use, its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and subject only to the conditions (including, to the extent required, the market flex provisions) set forth in the Debt Commitment Letter and the Fee Letter (or on other terms that, with respect to conditionality, enforceability, availability, termination or aggregate principal amount (below the Required Amount) of the Financing, are not less favorable in any material respect to Dana than the terms and conditions (including any market flex provisions) set forth in the Debt Commitment Letter), including using its reasonable best efforts to (i) maintain in effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof, (ii) negotiate and enter into definitive agreements with respect to the Financing on the terms and subject only to the conditions (including the market flex provisions) set forth in the Debt Commitment Letter (or on terms that, with respect to conditionality, enforceability, availability, termination or aggregate principal amount (below the Required Amount) of the Financing, are not less favorable in any material respect to Dana than the terms and conditions (including the market flex provisions) set forth in the Debt Commitment Letter), (iii) satisfy (and cause its Affiliates to satisfy) on a timely basis all conditions applicable to it and its Affiliates in the Debt Commitment Letter and the definitive agreements relating to the Financing that are within its control (or, if deemed advisable by Dana, seek the waiver of conditions applicable to Dana contained in the Debt Commitment Letter or the definitive agreements relating to the Financing), (iv) consummate the Financing at or prior to the Closing Date, including using, and causing its Affiliates to use, its reasonable best efforts to cause the Financing Sources to fund the Financing at the Closing, and (v) comply with its covenants and other obligations under the Debt Commitment Letter and the definitive agreements relating to the Financing. Subject to the terms of this Agreement, Dana shall not, without the prior written consent of GKN, (A) terminate the Debt Commitment Letter or any definitive agreement relating to the Financing, unless such Debt Commitment Letter or definitive agreement is replaced in a manner consistent with the following clause (B), or (B) agree to or permit any amendment or modification to be made to, or grant any waiver of any provision under, the Debt Commitment Letter or the definitive agreements relating to the Financing unless such amendment, modification or waiver would not (1) reduce (or could reasonably be expected to have the effect of reducing) the aggregate amount of the Financing to an amount below the Required Amount or (2) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions to the Financing, or otherwise expand, amend or modify any other provision of the Debt Commitment Letter in a manner that would reasonably be expected to materially delay or prevent funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (3) adversely affect the ability of Dana to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements relating to the Financing (it being understood that Dana may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or other similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement; provided that no Financing Source under the Debt Commitment Letter shall be relieved, released or novated (prior to the full funding of such Financing Source’s portion of the Financing) for any part of its commitments by virtue of such addition unless consented to in writing by GKN, other than in accordance with the Debt Commitment Letter). Dana shall promptly deliver to GKN copies of any amendment, modification or waiver to or under the Debt Commitment Letter or any definitive agreement relating to the Financing entered into in accordance with this Section 8.10 (including as a result of the exercise of any market flex provisions contained therein).

(b) Dana shall keep, upon request of GKN, GKN informed on a reasonably current basis, and update GKN in reasonable detail of the status of its efforts to arrange the Financing and provide to GKN copies (including drafts) of the definitive agreements relating to the Financing. Dana shall give GKN prompt notice of (i) any termination of the Debt Commitment Letter, any definitive agreement relating to the Financing or any portion of the

Financing, (ii) any actual or threatened breach, default, termination or repudiation of any provisions of the Debt Commitment Letter or the definitive agreements related to the Financing, in each case by any party thereto, of which Dana becomes aware, (iii) the receipt of any written notice or other written communication from any lender with respect to any (A) actual or threatened breach, default, termination or repudiation of any provisions of the Debt Commitment Letter or any definitive agreements relating to the Financing, in each case by any party thereto or (B) material dispute or disagreement between or among any parties to the Debt Commitment Letter or any definitive agreements relating to the Financing and (iv) the occurrence of any event or development that would reasonably be expected to adversely impact the ability of Dana to obtain all or any portion of the Financing necessary to fund the Required Amount on the terms and conditions and in the manner contemplated by the Debt Commitment Letter and the definitive agreements relating to the Financing. As soon as reasonably practicable, but in any event within two Business Days of the date GKN delivers to Dana a written request in respect thereof, Dana shall provide any information reasonably requested by GKN relating to any circumstance referred to in the immediately preceding sentence. If any portion of the Financing becomes unavailable on the terms and conditions (including any applicable market flex provisions) contemplated by the Debt Commitment Letter, Dana shall use its reasonable best efforts to arrange and obtain in replacement thereof, as promptly as practicable, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources in an amount sufficient to fund the Required Amount or such unavailable portion thereof, as the case may be, with the terms and conditions (including the market flex provisions) not less favorable in any material respect to Dana than the terms and conditions set forth in the Debt Commitment Letter and the Fee Letter, as promptly as practicable following the occurrence of such event. Dana shall deliver to GKN true and complete copies of all Contracts or other arrangements pursuant to which any such alternative source shall have committed to provide any portion of the Financing (except in the case of customary fee letters where fee amounts, market flex terms, pricing caps and other economic terms set forth therein, none of which would reasonably be expected to adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount (below the Required Amount) of any such alternative financing, may be redacted). For purposes of this Agreement, references to the “Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, modified or replaced by this Section 8.10 and references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 8.10.

(c) Prior to the Share Purchase Time, GKN shall use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, to cooperate with Dana in good faith to implement the Financing, including using reasonable best efforts to cooperate at the request of Dana with respect to:

(i) participating in, and assisting with, marketing efforts relating to the Financing, including assisting with the timely preparation of customary confidential information memoranda, private placement memoranda, prospectuses, offering memoranda, investor presentations and other customary offering documents and marketing materials;

(ii) assisting in the preparation of rating agency presentations and attending and participating (and causing senior management and Representatives of GKN to participate) in a reasonable and limited number of meetings that are requested reasonably in advance with rating agencies, roadshows, due diligence sessions (including accounting due diligence sessions), drafting sessions, calls, presentations and meetings at reasonable times and locations mutually agreed and otherwise cooperating with the marketing efforts for the Financing and assisting Dana in obtaining ratings in connection with the Financing;

(iii) delivery of documentation and other information reasonably requested by the Financing Sources with respect to applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, at least three Business Days in advance of the Closing, in each case to the extent reasonably requested at least 10 Business Days in advance of the Closing;

(iv) furnishing Dana and its Representatives with the Required Information (provided that in no event shall the Required Information be deemed to include or shall GKN otherwise be required to provide (A) any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments to be incorporated into any information used in connection with the Financing (in each case limiting the obligations of GKN set forth in clause (v) below), (B) any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, or other information customarily provided by the Financing Sources or their counsel, (C) risk factors relating to all or any component of the Financing, (D) financial statements or other information (including segment reporting and consolidating and other financial statements and data) required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, (E) Compensation Disclosure and Analysis required by Regulation S-K Item 402 or (F) other information customarily excluded from a Rule 144A offering memorandum) (the information referred to in clauses (A) – (F), the “Excluded Information”));

(v) providing reasonable assistance to Dana in connection with Dana’ preparation of pro forma financial information and pro forma financial statements to the extent required by SEC rules and regulations or customary in a Rule 144A offering of high yield debt securities, it being agreed that GKN will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt financing; (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments to be incorporated into any information used in connection with the Financing; or (C) any financial information related to Dana or any of its Subsidiaries or any adjustments that are not directly related to the Transactions;

(vi) causing the independent auditors for the Driveline Business to (A) provide, consistent with customary practice, (x) customary “comfort letters” (including “negative assurance” comfort and change period comfort) and customary consents to the inclusion of audit reports in any relevant offering or marketing materials, registration statements and related government filings, in each case, in connection with any proposed securities offering made as part of the Financing as reasonably requested by Dana as necessary or customary for financings similar to the Financing, (y) reasonable assistance to Dana in connection with Dana’s preparation of pro forma financial statements and information and (B) attend accounting due diligence sessions and provide customary assistance with due diligence activities;

(vii) providing customary management representation letters to the independent auditors for the Driveline Business in relation to such auditors’ providing “comfort letters” in connection with any securities offering made as part of the Financing;

(viii) facilitating the execution and delivery at the Closing of definitive documents related to the Financing on the terms contemplated by the Debt Commitment Letter and executing and delivering any customary pledge and security documents and customary closing certificates and documents as may be reasonably requested by Dana and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Financing, it being understood that such documents will not take effect until the Effective Time;

(ix) providing authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a customary representation to the Financing Sources contemplated by the Debt Commitment Letter that the public side versions of such documents (if any) do not include material non-public information about GKN and its Subsidiaries (taken as a whole) or their securities (including a customary “10b-5” statement); and

(x) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Dana to (A) subject to Section 8.10(f) below, permit the consummation of the Financing and (B) cause the direct borrowing or incurrence of all of the proceeds of the Financing, including any high-yield debt financing, by SpinCo or any of its Subsidiaries concurrently with or immediately following the Effective Time.

(d) Each Party hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage such Party or its Subsidiaries or the reputation or goodwill of such Party or its Subsidiaries.

(e) GKN will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, to update any Required Information provided to Dana and the Financing Sources as may be necessary so that such Required Information (i) is Compliant, (ii) meets the applicable requirements set forth in the definition of “Required Information” and (iii) would not, after giving effect to such update(s), cause the Marketing Period to cease pursuant to the definition of “Marketing Period.” For the avoidance of doubt, Dana may, to most effectively access the financing markets, require the cooperation of GKN and its Subsidiaries under this Section 8.10 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing Date; provided, that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets. In addition, if, in connection with a marketing effort contemplated by the Debt Commitment Letter, Dana reasonably requests GKN to file a public disclosure that contains material non-public information with respect to the Driveline Business, which Dana reasonably determines (and GKN does not unreasonably object) to include in a customary offering memorandum for the Debt Financing, then, GKN shall file such public disclosure document.

(f) Notwithstanding the requirements of Sections 8.10(c), (b) and (d), (i) in no event shall GKN or any of its Subsidiaries be required to (1) bear any out-of-pocket cost or expense, pay any fee (for which it has not received prior reimbursement), enter into any letter, certificate, document, agreement or instrument (other than representation letters and authorization letters) that is not contingent on the occurrence of the Effective Time, or incur any other liability in connection with the Financing prior to the Closing Date, (2) take any actions, that in the good faith determination of GKN, would interfere unreasonably with the business or operations of GKN and its Subsidiaries, (3) take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under the GKN Articles or any Contract to which GKN or any of its Subsidiaries is a party or (4) cause its legal counsel to deliver any legal opinions. For the avoidance of doubt, none of GKN or its Subsidiaries (other than SpinCo) or any of their respective officers, directors (with respect to any Subsidiary of GKN) or employees shall be required to execute or enter into or perform any agreement with respect to the Financing contemplated by the Debt Commitment Letter that is not contingent upon the Closing or that would be effective prior to the Closing (other than the execution of representation letters and authorization letters) and no directors or officers of GKN that will not be continuing directors or officers, acting in such capacity, shall be required to execute or enter into or perform any agreement with respect to the Financing. Dana shall promptly, upon request by GKN, reimburse GKN for all documented and reasonable out-of-pocket costs and expenses (including (A) reasonable attorney’s fees and (B) fees and expenses of GKN’s accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) incurred by GKN or any of its Subsidiaries and their respective Representatives in connection with the Financing, including the cooperation of GKN and its Subsidiaries and Representatives contemplated by this Section 8.10, and shall indemnify and hold harmless GKN, its Subsidiaries and their respective Representatives in connection with the Financing, including the cooperation of GKN, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith (other than with respect to any historical information provided by GKN or any of its Subsidiaries), except to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of GKN or its Subsidiaries, or in each case, their respective Representatives.

Section 8.11 SpinCo Share Issuance. Prior to the Effective Time, SpinCo shall take all actions necessary to authorize the issuance of a number of SpinCo Ordinary Shares such that the total number of SpinCo Ordinary Shares in issue immediately following the Effective Time will equal the number of SpinCo Ordinary Shares to be issued in the Distribution in accordance with the terms of the Separation Agreement and in connection with the Merger in accordance with the terms of this Agreement.

Section 8.12 Financials.

(a) GKN will appoint, on Dana’s behalf and at Dana’s cost, GKN’s auditors and instruct them to provide to Dana as promptly as reasonably practicable after the date of this Agreement, the audited financial statements of the Driveline Business prepared in accordance with IFRS consistently applied and audited in accordance with generally accepted auditing standards (or for Public Company Accounting Oversight Board standards only if required for the U.S. Registration Statement), including the balance sheets of the Driveline Business as of December 31, 2016 and December 31, 2017, and the combined statements of income, equity and cash flows of the Driveline Business for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 (collectively, the “Audited Driveline Financial Statements”). The Parties shall use their reasonable best efforts to cooperate with and assist the auditors in preparing and furnishing such financials.

(b) GKN will use reasonable best efforts to prepare and furnish to Dana, within 45 days after the end of the applicable fiscal quarter, the unaudited statements of income, equity and cash flows of the Driveline Business for each interim fiscal period beginning on or after January 1, 2018 and ended prior to the Closing Date, and the unaudited balance sheet of the Driveline Business as of the end of such interim fiscal period, together with corresponding information in respect of the comparable period in the prior fiscal year, in each case, prepared in accordance with IFRS (collectively, the “Unaudited Interim Driveline Financial Statements”).

(c) To the extent such delivery date otherwise occurs prior to the Closing, and except for the reporting periods described elsewhere in this Section 8.12, GKN will appoint, on Dana’s behalf and at Dana’s cost, GKN’s auditors and instruct them to prepare and furnish to Dana, within 90 days after the end of each fiscal year the audited combined statements of income, equity and cash flows for the Driveline Business for such fiscal year and the audited combined balance sheets as of the end of such fiscal year, in each case, prepared in accordance with IFRS. The Parties shall use their reasonable best efforts to cooperate with and assist the auditors in preparing and furnishing such financials.

(d) GKN shall provide reasonable assistance to its auditors in connection with the matters set forth in Sections 8.12(a) and 8.12(c) for which they have been instructed as set forth therein.

Section 8.13 Formation of SpinCo and Merger Sub; Approvals; Capitalization and Governance of SpinCo.

(a) As promptly as reasonably practicable after the lapse of the Melrose Offer and in any event before the filing of the U.S. Registration Statement, the Parties shall form and organize SpinCo as a public limited company under the laws of England and Wales. The directors of SpinCo shall be designated by GKN and shall be reasonably acceptable to Dana. Immediately after the formation of SpinCo, (w) the SpinCo directors will approve the Transactions applicable to SpinCo and authorize the execution and delivery by SpinCo of the Transaction Documents to which it is contemplated to be a party, (x) the shareholders of SpinCo will approve and/or adopt, as applicable, the Transactions applicable to SpinCo and (y) the Parties shall cause (1) SpinCo to accede to this Agreement by executing a signature page to this

Agreement or a separate joinder instrument acceptable to all Parties, after which time SpinCo shall be a party hereto for all purposes set forth herein and (2) the Separation Agreement to be novated to add SpinCo as a party thereto, after which time SpinCo shall be a party thereto for all purposes set forth therein; provided, however, that notwithstanding such novation, Dana shall remain liable for all of its obligations under the Separation Agreement. Notwithstanding anything to the contrary set forth in this Agreement or the Separation Agreement, the obligations of SpinCo to perform its respective covenants hereunder or thereunder, and the first date on which the accuracy of SpinCo’s representations and warranties hereunder or thereunder shall speak, shall commence only at the time of its accession or novation, as applicable. From and after its formation and prior to the Effective Time, SpinCo shall not engage in any activities other than in connection with or as contemplated by the Transaction Documents or have any assets, liabilities or obligations of any nature other than those incident to its formation, pursuant to or contemplated by the Transaction Documents or in connection with the Transactions.

(b) As promptly as reasonably practicable after the formation of SpinCo pursuant to Section 8.13(a), and in any event within ten Business Days thereafter, (i) SpinCo shall cause Merger Sub to be formed and organized as a Delaware corporation, which shall be a direct or indirect wholly owned Subsidiary of SpinCo and from and after such formation until the Effective Time, Merger Sub shall remain a direct or indirect wholly owned Subsidiary of SpinCo. Immediately after the formation of Merger Sub, (w) the board of directors of Merger Sub shall approve the Transactions applicable to Merger Sub and authorize the execution and delivery by Merger Sub of the Transaction Documents to which it is contemplated to be a party, (x) the stockholders of Merger Sub shall approve and adopt this Agreement and approve the Merger in accordance with Delaware Law and (y) SpinCo shall cause Merger Sub to accede to this Agreement by executing a signature page to this Agreement or a separate joinder instrument acceptable to all Parties, after which time Merger Sub shall be a party hereto for all purposes set forth herein. Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Merger Sub to perform its respective covenants hereunder, and the first date on which the accuracy of Merger Sub’s representations and warranties hereunder or thereunder shall speak, shall commence only at the time of its accession. From and after its formation and prior to the Effective Time, each of Merger Sub and each subsidiary of SpinCo that, directly or indirectly, holds any capital stock of, or other equity interest in, Merger Sub shall not engage in any activities other than in connection with or as contemplated by the Transaction Documents or have any assets, liabilities or obligations of any nature other than those incident to its formation, pursuant to or contemplated by the Transaction Documents or in connection with the Transactions.

(c) Other than the Transaction Documents, there will be no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any shareholder rights plan, relating to the issued or unissued SpinCo Ordinary Shares, in each case obligating SpinCo or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of, or other equity interest in, SpinCo or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating SpinCo or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other similar right, agreement, arrangement or commitment or (y) outstanding obligations of SpinCo or any of its Subsidiaries to repurchase, redeem or otherwise acquire any SpinCo Ordinary Shares or any shares of, or other equity interests in, SpinCo or any of its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in SpinCo or any of its Subsidiaries. As of immediately following the Distribution, there will be no dividends or other distributions on SpinCo Ordinary Shares which have a record date prior to the Distribution but which shall be payable after the Distribution.

(d) Any breach or failure to perform its obligations under the Transaction Documents by SpinCo or Merger Sub under the Transaction Documents shall, to the extent caused by or resulting from any action or failure to act by GKN, be deemed a breach of the applicable Transaction Document by GKN, and to the extent caused by or resulting from any action or failure to act by Dana, be deemed to be a breach of the applicable Transaction Document by Dana.

Section 8.14 Tax Matters

(a) Dana will carry out the actions set out in Section 8.14(a) of the Dana Disclosure Letter.

(b) GKN will carry out the actions set out in Section 8.14(b) of the GKN Disclosure Letter.

ARTICLE IX

CONDITIONS TO CONSUMMATION OF THE SHARE PURCHASE, THE

DISTRIBUTION AND THE MERGER

Section 9.1 Conditions to Each Party’s Obligations to Effect the Share Purchase and the Distribution. The respective obligations of GKN and Dana to effect the Share Purchase and the Distribution shall be subject to the satisfaction at or prior to the Share Purchase Time of each of the following conditions, any and all of which may be waived in whole or in part by GKN and Dana, to the extent permitted by applicable Law:

(a) Shareholder Approval. Each of the GKN Shareholder Approval and the Dana Shareholder Approval shall have been obtained.

(b) Pre-Completion Reorganisation. The Pre-Completion Reorganisation shall have been consummated in all material respects in accordance with the Separation Agreement.

(c) Laws and Orders.

(i) No Laws shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction (in a jurisdiction material to the business of GKN or Dana) which prohibits or makes illegal the consummation of the Transactions and there shall be no Order of a court of competent jurisdiction (in a jurisdiction material to the business of GKN or Dana) in effect preventing the consummation of the Transactions.

(ii) There shall be no legal impediment to the declaration and payment of the Distribution.

(d) Consents. Each of the following consents and approvals shall have been obtained:

(i) The European Commission having issued a decision under Article 6(1)(b), 6(2), 8(1) or 8(2) of Council Regulation (EC) No. 139/2004 (the “Merger Regulation”) (or being deemed to have done so under Article 10(6) of the Merger Regulation) declaring the Transactions compatible with the common market and/or, if any aspect of the Transactions is referred to a competent authority of a European Union or EFTA State or more than one such competent authorities under Article 4 or Article 9 of the Merger Regulation, confirmation having been received from each such competent authority that the Transactions may proceed;

(ii) The receipt of evidence in a form and substance reasonably satisfactory to Dana and GKN that, if required, all filings have been made and all the waiting periods having expired, lapsed or been terminated in relation to the Transactions pursuant to the HSR Act; and

(iii) Any other mandatory or appropriate filings and notifications identified by GKN and Dana under relevant Antitrust Laws having been made, all applicable waiting periods (including any extensions thereof) under any applicable legislation or regulations of any jurisdiction having expired, lapsed or been terminated and all authorizations or clearances having been obtained.

(e) Registration Statement. The U.S. Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the U.S. Registration Statement shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened.

(f) Circular. The Circular shall have been approved by the U.K. Listing Authority.

(g) Listing. The SpinCo Ordinary Shares to be issued in each of the Distribution and the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

(h) Melrose Offer. The Melrose Offer shall have lapsed having failed to become or be declared wholly unconditional.

Section 9.2 Conditions to Obligations of Dana. The obligations of Dana to effect the Share Purchase are also subject to the satisfaction or waiver (in writing) by Dana at or prior to the Share Purchase Time of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of GKN set forth in Sections 4.1, 4.2(a), 4.6, 5.1, 5.2 and 5.14 shall be true and correct in all respects at and as of the Closing Date, as though made at and as of the Closing Date, except for any inaccuracies which would not be material to GKN and its Subsidiaries, taken as a whole, and (ii) each of the other representations and warranties of GKN set forth in this Agreement shall be true and correct at and as of the Closing Date as though made as of the Closing Date, except (x) in the case of each of clauses (i) and (ii), representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date and (y) in the case of clause (ii), where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have a Driveline Material Adverse Effect; and Dana shall have received a certificate signed on behalf of GKN by a duly authorized executive officer of GKN to the foregoing effect.

(b) Performance of Covenants and Agreements of GKN. GKN shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement and the Separation Agreement at or prior to the Closing; and Dana shall have received a certificate signed on behalf of GKN by a duly authorized executive officer of GKN to such effect.

(c) No Driveline Material Adverse Effect. Since the date of this Agreement, no Driveline Material Adverse Effect shall have occurred and be continuing.

Section 9.3 Conditions to Obligations of GKN. The obligations of GKN to effect the Share Purchase and the Distribution are also subject to the satisfaction or waiver (in writing) by GKN at or prior to the Share Purchase Time of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Dana set forth in Section 6.2(a) of this Agreement shall be true and correct in all respects, other than for de minimis deviations, (ii) the representations and warranties of Dana set forth in Section 6.1, 6.2 (other than Section 6.2(a)), 6.3, 6.20, 6.21 and 6.22 shall be true and correct in all respects at and as of the Closing Date, as though made at and as of the Closing Date, except for any inaccuracies which would not be material to Dana and its Subsidiaries, taken as a whole, and (iii) each of the other representations and warranties of Dana set forth in this Agreement shall be true and correct at and as of the Closing Date as though made as of the Closing Date, except (x) in the case of each of clauses (i), (ii) and (iii), representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date, and (y) in the case of subclause (iii), where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have a Dana Material Adverse Effect; and GKN shall have received a certificate signed on behalf of Dana by a duly authorized executive officer of Dana to the foregoing effect.

(b) Performance of Covenants and Agreements of Dana. Dana shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement or the Separation Agreement at or prior to the Closing; and GKN shall have received a certificate signed on behalf of Dana by a duly authorized executive officer of Dana to such effect.

(c) No Dana Material Adverse Effect. Since the date of this Agreement, no Dana Material Adverse Effect shall have occurred and be continuing.

Section 9.4 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of GKN and Dana to effect the Merger shall be subject only to the consummation at or prior to the Effective Time of the Share Purchase.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the GKN Shareholder Approval or Dana Shareholder Approval, if applicable) only as follows:

(a) by mutual written consent of Dana and GKN;

(b) prior to the Share Purchase Time, by either Dana or GKN, if there has been a breach by the other Party of any representation, warranty, covenant or agreement set forth in this Agreement and the Separation Agreement, which breach (i) in the case of a breach by GKN would result in the conditions in Section 9.2(a) or Section 9.2(b) not being satisfied and (ii) in the case of a breach by Dana, would result in the conditions in Section 9.3(a) or Section 9.3(b) not being satisfied (and, in each case, such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (y) three (3) Business Days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 10.1(b) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement and the Separation Agreement;

(c) prior to the Share Purchase Time, by either Dana or GKN, if the Share Purchase Time shall not have occurred by 11:59 p.m., New York time, on the Outside Date; provided that in the event the Marketing Period has commenced but has not yet ended by such date, then the Outside Date shall automatically be extended to the date that is three Business Days following the then-scheduled end date of the Marketing Period; provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement or the Separation Agreement has been the primary cause of, or resulted in, the Share Purchase Time not occurring prior to the Outside Date;

(d) prior to the Share Purchase Time, by either GKN or Dana, if a Governmental Entity of competent jurisdiction (in a jurisdiction material to the business of GKN or Dana), shall have issued a final, non-appealable Order, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or other Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to any Party whose failure to comply with any provision of this Agreement or the Separation Agreement has been the primary cause of, or resulted in, such Order;

(e) prior to the Share Purchase Time, by (i) Dana, if the GKN Board effects an Adverse Recommendation Change or (ii) either GKN or Dana, if the GKN Shareholder Approval shall not have been obtained at the GKN Shareholder Meeting or at any adjournment or postponement thereof, in each case, at which a vote on such approval was taken;

(f) prior to the Share Purchase Time, by (i) GKN, if the Dana Board effects an Adverse Recommendation Change, or (ii) either GKN or Dana, if the Dana Shareholder Approval shall not have been obtained at the Dana Shareholder Meeting or at any adjournment or postponement thereof, in each case, at which a vote on such approval was taken;

(g) prior to the Share Purchase Time, by GKN or Dana if the Melrose Offer shall have become or been declared wholly unconditional; or

(h) prior to the Share Purchase Time, by GKN or Dana if the condition set forth in Section 9.1(c)(ii) shall not have been satisfied prior to the Outside Date and all other conditions have been satisfied (or, in the case of conditions that by their terms can only be satisfied at the Closing, are capable of being satisfied if the Closing were to occur at the time of termination).

Section 10.2 Effect of Termination.

(a) In the event of the termination of this Agreement by GKN or Dana as provided in Section 10.1, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability (except as provided in Section 8.10(f) or this Section 10.2) on the part of any Party, except that the Confidentiality Agreement, Section 8.10(f), this Section 10.2 and Section 11.1 through Section 11.11 shall survive such termination.

(b) In the event that:

(i) (A) a GKN Alternative Transaction shall have been publicly made, proposed or disclosed and not withdrawn, after the date of this Agreement and prior to the GKN Shareholder Meeting, and (B) this Agreement is terminated by GKN or Dana pursuant to Section 10.1(c), then GKN shall pay the Termination Fee as directed by Dana by wire transfer of same day funds within two (2) Business Days following such termination;

(ii) (A) a Dana Alternative Transaction shall have been publicly made, proposed or disclosed and not withdrawn, after the date of this Agreement and prior to the Dana Shareholders Meeting, and (B) this Agreement is terminated by GKN or Dana pursuant to Section 10.1(c), then Dana shall pay the Termination Fee as directed by GKN by wire transfer of same day funds within two (2) Business Days following such termination;

(iii) this Agreement is terminated (A) by Dana pursuant to Section 10.1(b) or (B) by GKN or Dana pursuant to Section 10.1(e) or Section 10.1(h), then GKN shall pay the Termination Fee, as directed by Dana by wire transfer of same day funds, within two (2) Business Days after such termination (and the exercise of a termination right by Dana under Section 10.1(h) shall take precedence over the exercise of a termination right under Section 10.1(c) by any Party such that, in circumstances where both termination rights are exercised, the Termination Fee shall be payable under this Section (iii));

(iv) this Agreement is terminated (A) by GKN pursuant to Section 10.1(b) or (B) by GKN or Dana pursuant to Section 10.1(f)(ii), then Dana shall pay the Termination Fee, as directed by GKN by wire transfer of same day funds, within two (2) Business Days after such termination;

(v) this Agreement is terminated by GKN pursuant to Section 10.1(f)(i), then Dana shall pay the Specified Termination Fee, as directed by GKN by wire transfer of same day funds, within two (2) Business Days after such termination (and the exercise of a termination right by GKN under Section 10.1(f)(i) shall take precedence over the exercise of a termination right under Section 10.1(f)(ii) by any Party such that, in circumstances where both termination rights are exercised, the Specified Termination Fee shall be payable under this Section (v));

(vi) this Agreement is terminated by GKN or Dana pursuant to Section 10.1(g) and prior to the Melrose Offer having become or been declared unconditional as to acceptances, the GKN Board has recommended that the GKN Shareholders accept the Melrose Offer, then GKN shall pay the Termination Fee, as directed by Dana by wire transfer of same day funds, within two (2) Business Days after such termination; or

(vii) this Agreement is terminated by GKN or Dana pursuant to Section 10.1(g) (other than in the circumstances set forth in clause (vi) above), then GKN shall pay the Melrose Termination Fee, as directed by Dana by wire transfer of same day funds, within two (2) Business Days after such termination.

(c) In no event shall Section 10.2(b) require (x) GKN to pay an aggregate amount in excess of the Termination Fee or the Melrose Termination Fee, as applicable, or (y) Dana to pay an aggregate amount in excess of the Termination Fee or the Specified Termination Fee, as applicable, in each case except as set forth in Section 10.2(d). In no event shall GKN be required to pay the Termination Fee more than once or both the Termination Fee and the Melrose Termination Fee. In no event shall Dana be required to pay the Termination Fee more than once or both the Termination Fee and the Specified Termination Fee.

(d) If either GKN or Dana fails to pay any amounts due to the other Party under Section 10.2(b) on the dates specified, then the defaulting party shall pay all costs and expenses (including legal fees and expenses) incurred by such other Party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest thereon on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other Party.

(e) Each Party acknowledges that the agreements contained in this Section 10.2 are an integral part of the Transactions and that none of the Termination Fee, the Specified Termination Fee or the Melrose Termination Fee, as applicable, is a penalty, but rather are liquidated damages in a reasonable amount that will compensate Dana or GKN, as applicable, in the circumstances in which any such fee is payable by GKN or Dana, as applicable. Notwithstanding anything to the contrary in this Agreement, other than as set forth in Section 10.2(a) or Dana’s right to specific performance in accordance with Section 11.11, (i) Dana’s right to receive payment of the Termination Fee or the Melrose Termination Fee, as applicable, from GKN (in circumstances where it is payable hereunder) shall be the sole and exclusive remedy of Dana against GKN and its Subsidiaries and any of their respective former, current or future officers, trustees, directors, partners, shareholders, managers, members, Affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated and (ii) upon payment of such amount in accordance with Section 10.2, none of GKN and any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement, the Separation Agreement or the Transactions (including with respect to specific performance). Notwithstanding anything to the contrary in this Agreement, other than as set forth in Section 8.10(f), Section 10.2(a) or GKN’s right to specific performance in accordance with Section 11.11, (A) GKN’s right to receive payment of the Termination Fee or the Specified Termination Fee, as applicable, from Dana (in circumstances where it is payable hereunder) shall be the sole and exclusive remedy of GKN against the Financing Sources, Dana and its Subsidiaries and any of their respective former, current or future officers, directors, partners, shareholders, managers, members, Affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated and (B) upon payment of such amount in accordance with Section 10.2, none of Dana, any of its Subsidiaries or any of their respective former, current or future officers, trustees, directors, partners, shareholders, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement, the Separation Agreement or the Transactions (including with respect to specific performance). Notwithstanding anything to the contrary contained in this Agreement, no GKN Related Party shall have any rights or claims against any Financing Sources in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that the foregoing will not limit the rights of the parties to any commitment letter or other agreement related to the Financing under such commitment letter or other agreement (including of SpinCo to the extent the Debt Commitment Letter has been assigned to SpinCo). Notwithstanding anything to the contrary contained in this Agreement, no Financing Sources shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature with respect to actions in connection with the Financing.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the GKN Shareholder Approval or Dana Shareholder Approval, as applicable, by written agreement of the GKN and Dana (by action taken by their respective boards of directors); provided, however, that after the receipt of the Dana Shareholder Approval or the GKN Shareholder Approval, no amendment, modification or supplement shall be made which by Law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of GKN and Dana.

(b) At any time and from time to time prior to the Effective Time, each of GKN and Dana may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to it by the other Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for its benefit contained herein. Any agreement on the part of GKN or Dana, as applicable, to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on its behalf. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

(c) Notwithstanding anything to the contrary contained herein, Sections 10.2(a), 10.2(e), 11.6(b), 11.8 and 11.9 and this Section 11.1(c) (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections, to the extent such Sections are applicable to the Financing Sources) may not be amended, supplement, waived or otherwise modified in a manner adverse to a Financing Source without the prior written consent of such Financing Source.

Section 11.2 Non-Survival of Representations, Warranties and Covenants. None of (a) the representations and warranties and (b) covenants and agreements, to the extent such covenants and agreements apply to the period between the date hereof and the Effective Time, contained in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. Following the Effective Time, no action may be brought by any party claiming (1) any breach of any such representation and warranty or (2) any breach prior to the Effective Time of any such covenant or agreement. For the avoidance of doubt, notwithstanding anything to the contrary herein, nothing in this Section 11.2 shall apply to the Separation Agreement.

Section 11.3 Expenses. Except as expressly provided in this Agreement or the Separation Agreement, any Expenses incurred in connection with this Agreement, the Separation Agreement or the Transactions shall be paid by the Party incurring such Expenses; provided, that (i) the preparation, printing, filing and mailing of the U.S. Registration Statement and the Proxy Statement, including the preparation of and audit of the Audited Driveline Financial Statements, shall be paid by Dana; (ii) any economist, or legal counsel in jurisdictions other than the US and the UK, engaged for the purpose of pursuing any filings under Antitrust Laws shall be jointly appointed by GKN and Dana and the costs shared equally; and (iii) the preparation, printing and mailing of the Circular shall be paid by GKN.

Section 11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to GKN, to:

GKN plc

Ipsley House

Ipsley Church Lane

Redditch

Worchestershire

B98 0TL

United Kingdom

Attention: Chief Legal Officer, GKN plc

with a copy to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, NY 10019-7475

Attention: Richard Hall

George Schoen

Jenny Hochenberg

and

Slaughter and May

One Bunhill Row

London, UK EC1Y 8YY

Attention: Martin Hattrell

Robert Innes

(b) if to Dana, to:

Dana Incorporated

3939 Technology Drive

Maumee, Ohio 43537

Attention: Douglas H. Liedberg, Senior Vice President, General

Counsel and Secretary

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Tarun Stewart

and

Macfarlanes LLP

20 Cursitor Street

London, UK EC4A 1LT

Attention: Graham Gibb

(c) if to SpinCo or Merger Sub, to such address as the Parties shall agree and specify in the joinder agreement or on the signature page counterpart pursuant to which SpinCo or Merger Sub, as applicable, accedes to this Agreement and becomes a party hereto.

Section 11.5 Counterparts. This Agreement may be executed manually, electronically by email or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

Section 11.6 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the GKN Disclosure Letter and the Dana Disclosure Letter), the Separation Agreement and the Confidentiality Agreement, including any related annexes, Exhibits and Schedules hereto and thereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Except as provided in Section 8.4, none of this Agreement (including the GKN Disclosure Letter and the Dana Disclosure Letter), the Separation Agreement or the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder, except that the Financing Sources shall be express third party beneficiaries of Sections 10.2(a), 10.2(e), 11.1(c), 11.8 and 11.9 and this Section 11.6(b), each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

Section 11.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 11.8 Governing Law; Jurisdiction.

(a) This Agreement and the Financing, and all claims or causes of actions that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the Financing, shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to conflicts of laws principles (except (i) for the duties of the members of the GKN Board and SpinCo Board, which shall be governed by the Laws of England and Wales, (ii) for the duties of the members of the Dana Board, which shall be governed by the Laws of Delaware and (iii) to the extent the DGCL shall be held to govern the Merger).

(b) Each of the Parties and the GKN Related Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any state of federal court sitting in New York County, in the State of New York, and any appellate court from any appeal thereof, in any Legal Proceeding arising out of or relating to this Agreement, the Financing or the Transaction Documents or the transactions contemplated hereby or thereby. Each of the Parties and the GKN Related Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Legal Proceeding except in such courts, (ii) agrees that any claim in respect of any such Legal Proceeding may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Legal Proceeding in such courts, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in such courts. Each of the Parties and the GKN Related Parties agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 11.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 11.9 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS, THE FINANCING AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.

Section 11.10 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 11.11 Enforcement; Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything to the contrary contained in this Agreement, no Party may bring any suit, action or proceeding based in whole or in part upon any actual or alleged inaccuracy in any representation or warranty contained in this Agreement other than any such suit, action or proceeding based exclusively on breach of contract and, for the avoidance of doubt, no Party may bring any such suit, action or proceeding based on gross negligence, negligence or breach of statute, except to the extent mandatory applicable Law prohibits the exclusion of liability on such basis.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is agreed that prior to the termination of this Agreement pursuant to Article X, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.

(c) The Parties’ right of specific enforcement is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 11.11. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 11.11.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, GKN and Dana have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

GKN PLC

By	/s/ David Radford
Name: David Radford
Title: Head of Legal

DANA INCORPORATED

By	/s/ Douglas H. Liedberg
Name: Douglas H. Liedberg
Title: Senior Vice President, General Counsel & Secretary

[Signature Page to Agreement and Plan of Merger]

Acceded to as of [•], 2018

[SPINCO]

By
Name:
Title:

Notice:

[SPINCO]

with a copy to:

[•]
Attention:	[•]
Email:	[•]
Facsimile:	[•]

[MERGERSUB]

By
Name:
Title:

Notice:

[Merger Sub]

with a copy to:

[•]
Attention:	[•]
Email:	[•]
Facsimile:	[•]

[Signature Page to Agreement and Plan of Merger]